Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT
BETWEEN
LABORATORY CORPORATION OF AMERICA HOLDINGS
AND
FORTREA HOLDINGS INC.
Dated June 29, 2023

TABLE OF CONTENTS
Page

ARTICLE I.    FORTREA TRANSFER AND RESTRUCTURING    2
Section 1.01    Business Transfer Time; Internal Restructuring; Transfer of Assets and Liabilities    2
Section 1.02    Preservation of Tax-Free Status    4
Section 1.03    Fortrea Assets; Labcorp Assets    4
Section 1.04    Fortrea Liabilities; Labcorp Liabilities    6
Section 1.05    Approvals and Notifications; Delayed Transfers    7
Section 1.06    Novation of Liabilities    10
Section 1.07    Treatment of Shared Contracts    12
Section 1.08    Termination of Intercompany Agreements; Settlement of Intercompany Accounts    12
Section 1.09    Release of Guarantees    13
Section 1.10    Bank Accounts; Cash Balances    14
Section 1.11    Other Transaction Documents    15
Section 1.12    Fortrea Financing Arrangements; Fortrea Transfer    15
Section 1.13    Financial Information Certifications    15
Section 1.14    Disclaimer; No Representations or Warranties    16
ARTICLE II.    THE DISTRIBUTION    16
Section 2.01    Sole and Absolute Discretion; Cooperation    16
Section 2.02    Actions Prior to the Distribution    17
Section 2.03    Conditions to the Distribution    18
Section 2.04    The Distribution    20
Section 2.05    Fractional Shares    20
Section 2.06    Plan of Reorganization    21
ARTICLE III.    COVENANTS    21
Section 3.01    Further Assurances; Efforts To Obtain Approvals or Notifications    21
Section 3.02    Access to Information; Cooperation    22
Section 3.03    Confidentiality; No Release, Return or Destruction; Third Party Information and Data Protection    25
Section 3.04    Protective Arrangements    27
Section 3.05    Insurance Matters    27
Section 3.06    Privileged Matters    29
Section 3.07    Production of Witnesses; Records; Cooperation    31
Section 3.08    Names and Marks; Licensed Labcorp IP    32
Section 3.09    Late Payments    33
Section 3.10    Inducement    33
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Section 3.11    Post-Effective Time Conduct    34
ARTICLE IV.    INDEMNIFICATION; LIMITATION OF LIABILITY    34
Section 4.01    Release of Pre-Distribution Claims    34
Section 4.02    Indemnification    36
Section 4.03    Calculation and Other Provisions Relating to Indemnity Payments    37
Section 4.04    Procedures for Defense, Settlement and Indemnification of Third-Party Claims    38
Section 4.05    Direct Claim Procedures    39
Section 4.06    Additional Matters    40
Section 4.07    Right of Contribution    41
Section 4.08    Covenant Not to Sue    41
Section 4.09    Remedies Cumulative    42
Section 4.10    Survival of Indemnities    42
ARTICLE V.    DISPUTE RESOLUTION    42
Section 5.01    Post-Distribution Steering Committee    42
Section 5.02    CEO Negotiation    42
Section 5.03    Mediation    43
Section 5.04    Litigation    43
Section 5.05    Conduct During Dispute Resolution Process    43
ARTICLE VI.    TERMINATION    43
Section 6.01    Termination    43
Section 6.02    Effect of Termination    43
ARTICLE VII.    MISCELLANEOUS    44
Section 7.01    Expenses    44
Section 7.02    Entire Agreement    44
Section 7.03    Governing Law    44
Section 7.04    Notices    45
Section 7.05    Amendments and Waivers    45
Section 7.06    No Third-Party Beneficiaries    45
Section 7.07    Assignability    45
Section 7.08    Conflict with another Transaction Document; Tax Matters; Priority of Agreements    45
Section 7.09    Rules of Construction    45
Section 7.10    Severability    46
Section 7.11    Counterparts    46
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Section 7.12    Specific Performance    46
Section 7.13    Performance    47
Section 7.14    Force Majeure    47
Section 7.15    Limitations of Liability    47
ARTICLE VIII.    DEFINITIONS    47

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SEPARATION AND DISTRIBUTION AGREEMENT
This Separation and Distribution Agreement (this “Agreement”), dated June 29, 2023, is between Laboratory Corporation of America Holdings, a Delaware corporation (“Labcorp”), and Fortrea Holdings Inc., a Delaware corporation and wholly owned Subsidiary of Labcorp (“Fortrea”). Each of Labcorp and Fortrea is sometimes referred to individually as a “Party” and collectively they are sometimes referred to as the “Parties.”
RECITALS
1.Labcorp is engaged, directly and indirectly through certain of its Subsidiaries, in the Fortrea Business.
2.The Board of Directors of Labcorp (the “Labcorp Board”) has determined that it would be appropriate and in the best interests of Labcorp and its stockholders for Labcorp to separate its businesses into two publicly-traded companies: (i) Labcorp, which will continue to conduct, directly and through members of the Labcorp Group, the Retained Business, and (ii) Fortrea, which will continue to conduct, directly and through members of the Fortrea Group, the Fortrea Business (the “Separation”).
3.Labcorp has formed Fortrea in order to facilitate such Separation and the Distribution.
4.Labcorp currently owns all of the issued and outstanding shares of common stock, par value $0.001 per share, of Fortrea (collectively with shares of common stock of Fortrea issued to Labcorp pursuant to the Fortrea Transfer, the “Fortrea Common Stock”), which is the only class of Fortrea stock outstanding.
5.As part of the Separation, (i) Labcorp or other members of the Labcorp Group have contributed or will contribute their interests in the Fortrea Assets to a member of the Fortrea Group, (ii) Fortrea or other members of the Fortrea Group have assumed or will assume the Fortrea Liabilities and (iii) Labcorp or another member of the Labcorp Group has retained or assumed, or will retain or assume the Labcorp Liabilities.
6.To effect the Separation and the Distribution, (i) Labcorp will transfer all of the equity interests of Fortrea Inc. to Fortrea, (ii) the Stock Issuance will occur as provided herein and (iii) the Special Cash Payment will be paid and the Stock Issuance will occur as provided herein (clauses (i)-(iii), together, the “Fortrea Transfer”).
7.The Parties contemplate that, immediately following the Fortrea Transfer, Labcorp will distribute all of the shares of Fortrea Common Stock to Labcorp’s stockholders without consideration on a pro rata basis (the “Distribution”).
8.The Parties intend that the Intended Tax Treatment apply with respect to the Separation, the Fortrea Transfer and the Distribution.
9.Fortrea and Labcorp have prepared, and Fortrea has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosures concerning Fortrea, the Separation and the Distribution.
10.The Parties acknowledge that this Agreement and the other Transaction Documents represent the integrated agreement of Labcorp and Fortrea relating to the

Separation and the Distribution, are being entered into together, and would not have been entered into independently.
Accordingly, the Parties agree as follows:
ARTICLE I.
FORTREA TRANSFER AND RESTRUCTURING
Section 1.01Business Transfer Time; Internal Restructuring; Transfer of Assets and Liabilities.
(a)Business Transfer Time. Subject to the satisfaction and waiver of the conditions set forth in Article II, the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with this Article I that has not occurred prior to the Distribution Date will be 12:01 a.m. Eastern Time on the Distribution Date (the “Business Transfer Time”).
(b)Internal Restructuring.    Prior to consummating the Distribution, to the extent not already completed, each of Labcorp and Fortrea will, and will cause their Affiliates to, consummate the Internal Restructuring.
(c)Conveyance of Assets; Assumption and Discharge of Liabilities. Except as otherwise expressly provided herein or in any of the other Transaction Documents, and except to the extent previously effected pursuant to the Internal Restructuring, upon the terms and subject to the conditions set forth in this Agreement, effective as of the Business Transfer Time:
(i)Labcorp shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver (“Convey”) to Fortrea, or the applicable member of the Fortrea Group, and Fortrea or such member of the Fortrea Group shall accept from Labcorp and the applicable members of the Labcorp Group, all of Labcorp’s and such Labcorp Group member’s respective direct or indirect right, title and interest in and to all of the Fortrea Assets (it being understood that if any Fortrea Asset shall be held by a Fortrea Entity or a wholly owned subsidiary of a Fortrea Entity, such Fortrea Asset shall be deemed Conveyed to Fortrea as a result of the Conveyance of all of the equity interests in such Fortrea Entity from Labcorp or the applicable members of the Labcorp Group to Fortrea or the applicable member of the Fortrea Group);
(ii)Fortrea and the applicable member of the Fortrea Group shall accept, assume and agree faithfully to perform, discharge and fulfill all of the Fortrea Liabilities in accordance with their respective terms. Fortrea and such member of the Fortrea Group shall be responsible for all Fortrea Liabilities, regardless of when or where such Fortrea Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Business Transfer Time, regardless of where or against whom such Fortrea Liabilities are asserted or determined (including any Fortrea Liabilities arising out of claims made by Labcorp’s or Fortrea’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Labcorp Group or the Fortrea Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Labcorp Group or the Fortrea Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii)Labcorp and Fortrea shall cause Fortrea and the Fortrea Designees to Convey to Labcorp or certain members of the Labcorp Group designated by Labcorp, and Labcorp or such other members of the Labcorp Group shall accept from Fortrea and the Fortrea Designees, all of Fortrea’s and such Fortrea Designees’ respective direct or indirect right, title and interest in and to all Labcorp Assets held by Fortrea or a Fortrea Designee; and
(iv)    Labcorp and certain members of the Labcorp Group designated by Labcorp shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Labcorp Liabilities held by Fortrea or any Fortrea Designee and Labcorp and the applicable members of the Labcorp Group shall be responsible for all Labcorp Liabilities in accordance with their respective terms, regardless of when or where such Labcorp Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Business Transfer Time, regardless of where or against whom such Labcorp Liabilities are asserted or determined (including any such Labcorp Liabilities arising out of claims made by Labcorp’s or Fortrea’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Labcorp Group or the Fortrea Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Labcorp Group or the Fortrea Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.
(d)Transfer Documents. In furtherance of the Conveyance of the Assets and the assumption of the Liabilities in accordance with Section 1.01(c), and without prejudice to any actions taken to implement, or documents entered into between or among any of the Parties or members of their respective Groups to implement, or in furtherance of, the Internal Restructuring prior to the date hereof, (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 1.01(c), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 1.01(c). All of the foregoing documents contemplated by this Section 1.01(d) (including any documents entered into between or among any of the Parties or members of their respective Groups to implement or in furtherance of the Internal Restructuring prior to the date hereof) shall be referred to collectively herein as the “Transfer Documents.”
(e)Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Business Transfer Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any other Transaction Document, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) so entitled thereto shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Business Transfer Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any other Transaction Document, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) responsible therefor shall accept, assume and agree to faithfully perform such Liability.
(f)Waiver of Bulk-Sale and Bulk-Transfer Laws. To the extent permissible under applicable Law, Fortrea hereby waives compliance by each and every member of the Labcorp Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Fortrea Assets to any member of the Fortrea Group. To the extent permissible under applicable Law, Labcorp hereby waives compliance by each and every member of the Fortrea Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Labcorp Assets to any member of the Labcorp Group.
Section 1.02Preservation of Tax-Free Status. Notwithstanding anything in this Agreement to the contrary, neither any Labcorp Group member nor any of its Affiliates will be required to undertake any action or arrangement contemplated by this Article I that would result in, or could reasonably be expected to result in, Tax treatment that is inconsistent with the Intended Tax Treatment, as determined by Labcorp in its sole discretion.
Section 1.03Fortrea Assets; Labcorp Assets. (a) For purposes of this Agreement and subject to the exclusions set forth in Section 1.03(b), “Fortrea Assets” means all Assets owned or held by any member of the Labcorp Group that are included in any of clauses (i) through (xiii) below or that are otherwise exclusively used or held for exclusive use in the Fortrea Business and are of a nature not otherwise addressed in such clauses, in each case whether now existing or hereafter acquired prior to the Business Transfer Time:
(i)(A) all tangible machinery, molds, tools (including special and general tools), equipment, furniture and other tangible personal property exclusively used or held for exclusive use in the Fortrea Business, (B) computers, smartphones and similar communications equipment provided by the Labcorp Group in connection with a Fortrea Employee’s performance of services, (C) all motor vehicles and other transportation equipment exclusively used or held for exclusive use in the Fortrea Business or provided for the use of a Fortrea Employee, and (D) the items listed on Schedule 1.03(a)(i);
(ii)all Real Property Interests in the land and facilities listed on Schedule 1.03(a)(ii), together with the improvements, structures and fixtures located thereon (the “Fortrea Facilities”);
(iii)all issued and outstanding capital stock or other equity interests of any Person that may be designated as part of the Fortrea Group in the Internal Restructuring, including the Persons listed on Schedule 1.03(a)(iii) (such capital stock or other equity interests, the “Fortrea Equity Interests”, and such Persons, the “Fortrea Entities”);

(iv)all interests, rights, claims and benefits of Labcorp and any of its Subsidiaries pursuant to all Fortrea Contracts, including the Fortrea Contracts listed on Schedule 1.03(a)(iv);
(v)all Governmental Permits (and all pending applications therefor) that are exclusively used or held for exclusive use in the Fortrea Business;
(vi)all Intellectual Property owned by Labcorp or any of its Subsidiaries exclusively used or held for exclusive use in the Fortrea Business, including the Registered Intellectual Property listed on Schedule 1.03(a)(vi), including all goodwill related to any of the foregoing and all rights to sell or recover and retain damages and costs and attorney’s fees for infringement, misappropriation or other violations of any of the foregoing, whether occurring prior to, on or after the Business Transfer Time (the “Fortrea IP Assets”), together with any tangible embodiments thereof;
(vii)(A) all business records to the extent exclusively related to the Fortrea Business, including the corporate minute books and related stock records of the members of the Fortrea Group, and employment records of the Fortrea Employees, and (B) all other books, records, ledgers, files, documents and correspondence, in whatever form, that are exclusively related to the Fortrea Business (collectively, the “Fortrea Books and Records”); provided, however, that Labcorp will be entitled to retain a copy of the Fortrea Books and Records;
(viii)all Software exclusively used or held for exclusive use in the Fortrea Business, including the Software listed on Schedule 1.03(a)(viii) (all of the foregoing, the “Fortrea Software”);
(ix)all goodwill of the Fortrea Business, other than any goodwill associated with the Labcorp IP Assets;
(x)all rights to causes of Action, lawsuits, judgments, claims and demands that are exclusively related to the Fortrea Business;
(xi)all Assets expressly allocated to any member of the Fortrea Group pursuant to the Employee Matters Agreement;
(xii)all rights of Fortrea and the Fortrea Entities under this Agreement or any other Transaction Document and the certificates, instruments and Transfer Documents delivered in connection herewith; and
(xiii)all accounts receivable and prepaid assets, in each case, to the extent they exclusively relate (and only to the extent so related) to the Fortrea Business.
(a)Notwithstanding Section 1.03(a) or any other provision hereof, the Fortrea Assets will not in any event include any of the following Assets (the “Labcorp Assets”):
(i)the Assets listed or described on Schedule 1.03(b)(i);
(ii)the Labcorp IP Assets;
(iii)all Assets in respect of Labcorp Plans or corresponding to any Liabilities allocated to Labcorp or any of its Affiliates or for which Labcorp is expressly liable pursuant to the Employee Matters Agreement and all Assets in respect of all other compensation and benefit plans sponsored by the Labcorp Group, in each case other than Assets expressly allocated to any member of the Fortrea Group pursuant to the Employee Matters Agreement;
(iv)all financial and Tax records relating to the Fortrea Business that form part of the general ledger of Labcorp or any of its Subsidiaries (other than the members of the Fortrea Group), any work papers of Labcorp’s auditors and any other Tax records (including accounting records) of Labcorp or any of its Subsidiaries (other than Tax records exclusively related to the members of the Fortrea Group);
(v)except as otherwise provided by Section 3.05, all rights to insurance policies or practices of Labcorp and its Subsidiaries (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever, any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices and any claims made under such policies);
(vi)all records prepared by or on behalf of Labcorp or its Subsidiaries relating to the transactions contemplated by this Agreement and all records prepared by or on behalf of Labcorp or its Subsidiaries in connection with the potential divestiture of all or a part of the Fortrea Business or any other business or Asset of Labcorp or its Subsidiaries, including, communications with legal counsel representing Labcorp or its Affiliates and the right to assert the attorney-client privilege with respect thereto;
(vii)all rights of Labcorp or its Affiliates (other than members of the Fortrea Group) under this Agreement or any other Transaction Document and the certificates, instruments and Transfer Documents delivered in connection therewith;
(viii)all cash and cash equivalents of Labcorp and its Affiliates, except as specifically provided in Schedule 1.03(b)(viii); and
(ix)any and all Assets that are expressly contemplated by this Agreement as Assets to be retained by Labcorp or any other member of the Labcorp Group.
Section 1.04Fortrea Liabilities; Labcorp Liabilities. (a) For the purposes of this Agreement, “Fortrea Liabilities” will mean each of the following, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Business Transfer Time, or where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof:
(i)any and all Liabilities of Labcorp and its Affiliates (including the members of the Fortrea Group) to the extent relating to, resulting from or arising out of the ownership or use of the Fortrea Assets or the operation or the conduct of the Fortrea Business, whether before, at or after the Business Transfer Time;
(ii)all Liabilities that are provided by this Agreement or any other Transaction Document as Liabilities to be assumed by Fortrea or any other member of the Fortrea Group and all Liabilities of Fortrea or any other member of the Fortrea Group under this Agreement or any other Transaction Document, including all

Liabilities allocated to or expressly assumed by any member of the Fortrea Group pursuant to the Employee Matters Agreement;
(iii)all Liabilities under the Fortrea Contracts;
(iv)all Liabilities to the extent relating to, resulting from or arising out of (A) any Environmental Conditions at the Fortrea Facilities or that otherwise relate to, result from or arise out of (1) any Assets to be transferred to the Fortrea Group or (2) the operation or conduct of the Fortrea Business, (B) any presence or Release of Hazardous Materials that occurs at, on, under, or migrating to or from (1) any of the Fortrea Facilities or (2) any third-party site, to the extent such presence or Release of Hazardous Materials relate to, result from or arise out of the operation or conduct of the Fortrea Business, (C) any property or facility formerly owned, leased, operated or used in connection with the Fortrea Business, (D) any locations at which any Hazardous Materials generated by, from or in connection with the Fortrea Business or any Asset to be transferred to the Fortrea Group have been transported for treatment, storage, disposal or recycling, or (E) any violation of or remediation or other requirements or liability under any Environmental Law as a result of or relating to the operation or conduct of the Fortrea Business; and
(v)all Liabilities listed or described on Schedule 1.04(a)(v);
provided that, the Parties agree that the Liabilities listed or described on Schedule 1.04(b)(i) and any Liabilities of any member of the Labcorp Group pursuant to the other Transaction Documents shall not be Fortrea Liabilities but instead shall be Labcorp Liabilities.
(a)Notwithstanding anything to the contrary in this Agreement, the Fortrea Liabilities will not include the following Liabilities (such Liabilities, the “Labcorp Liabilities”):
(i)all Liabilities listed or described on Schedule 1.04(b)(i);
(ii)all Liabilities of either Party or the members of its Group as of the Business Transfer Time, in each case that are not Fortrea Liabilities; and
(iii)all Liabilities that are expressly contemplated by this Agreement or any other Transaction Document as Liabilities to be retained or assumed by Labcorp or any other member of the Labcorp Group, and all Liabilities of any member of the Labcorp Group under this Agreement or any of the Transaction Documents.
Section 1.05Approvals and Notifications; Delayed Transfers.
(a)Approvals and Notifications for Fortrea Assets and Liabilities. To the extent that the Conveyance of any Fortrea Asset, the assumption of any Fortrea Liability, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their Commercially Reasonable Efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Transaction Documents or as otherwise agreed between Labcorp and Fortrea, neither Labcorp nor Fortrea shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)Delayed Fortrea Asset and Liability Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Fortrea Group of any Fortrea Asset or assumption by the Fortrea Group of any Fortrea Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Business Transfer Time, then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the Fortrea Group of such Fortrea Assets or the assumption by the Fortrea Group of such Fortrea Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Fortrea Assets or Fortrea Liabilities shall continue to constitute Fortrea Assets and Fortrea Liabilities for all other purposes of this Agreement.
(c)Treatment of Delayed Fortrea Assets and Delayed Fortrea Liabilities. If any transfer or assignment of any Fortrea Asset (or a portion thereof) or any assumption of any Fortrea Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Business Transfer Time, whether as a result of the provisions of Section 1.05(b) or for any other reason (any such Fortrea Asset (or a portion thereof), a “Delayed Fortrea Asset” and any such Fortrea Liability (or a portion thereof), a “Delayed Fortrea Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Labcorp Group retaining such Delayed Fortrea Asset or such Delayed Fortrea Liability, as the case may be, shall thereafter hold such Delayed Fortrea Asset or Delayed Fortrea Liability, as the case may be, for the use and benefit of the member of the Fortrea Group entitled thereto (at the expense of the member of the Fortrea Group entitled thereto). In addition, the member of the Labcorp Group retaining such Delayed Fortrea Asset or such Delayed Fortrea Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Fortrea Asset or Delayed Fortrea Liability in the ordinary course of business in accordance with Fortrea Group past practice and take such other actions as may be reasonably requested by the member of the Fortrea Group to whom such Delayed Fortrea Asset is to be transferred or assigned, or which will assume such Delayed Fortrea Liability, as the case may be, in order to place such member of the Fortrea Group in a substantially similar position as if such Delayed Fortrea Asset or Delayed Fortrea Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Fortrea Asset or Delayed Fortrea Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Fortrea Asset or Delayed Fortrea Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Business Transfer Time to the Fortrea Group.
(d)Transfer of Delayed Fortrea Assets and Delayed Fortrea Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Fortrea Asset or the deferral of assumption of any Delayed Fortrea Liability, are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed Fortrea Asset or the assumption of any Delayed Fortrea Liability have been removed, the transfer or assignment of the applicable Delayed Fortrea Asset or the assumption of the applicable Delayed Fortrea Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Transaction Document.
(e)Costs for Delayed Fortrea Assets and Delayed Fortrea Liabilities. Any member of the Labcorp Group retaining a Delayed Fortrea Asset or Delayed

Fortrea Liability due to the deferral of the transfer or assignment of such Delayed Fortrea Asset or the deferral of the assumption of such Delayed Fortrea Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Fortrea or the member of the Fortrea Group entitled to the Delayed Fortrea Asset or Delayed Fortrea Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Fortrea or the member of the Fortrea Group entitled to such Delayed Fortrea Asset or Delayed Fortrea Liability; provided, however, that the Labcorp Group shall not knowingly allow the loss or diminution of value of any Delayed Fortrea Asset without first providing the Fortrea Group commercially reasonable notice of such potential loss or diminution in value and affording the Fortrea Group a commercially reasonable opportunity to take action to prevent such loss or diminution in value.
(f)Approvals and Notifications for Labcorp Assets. To the extent that the transfer or assignment of any Labcorp Asset, the assumption of any Labcorp Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use their Commercially Reasonable Efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Transaction Documents or as otherwise agreed between Labcorp and Fortrea, neither Labcorp nor Fortrea shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.
(g)Delayed Labcorp Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Labcorp Group of any Labcorp Asset or assumption by the Labcorp Group of any Labcorp Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Business Transfer Time then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the Labcorp Group of such Labcorp Assets or the assumption by the Labcorp Group of such Labcorp Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Labcorp Assets or Labcorp Liabilities shall continue to constitute Labcorp Assets and Labcorp Liabilities for all other purposes of this Agreement.
(h)Treatment of Delayed Labcorp Assets and Delayed Labcorp Liabilities. If any transfer or assignment of any Labcorp Asset (or a portion thereof) or any assumption of any Labcorp Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Business Transfer Time whether as a result of the provisions of Section 1.05(g) or for any other reason (any such Labcorp Asset (or a portion thereof), a “Delayed Labcorp Asset” and any such Labcorp Liability (or a portion thereof), a “Delayed Labcorp Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Fortrea Group retaining such Delayed Labcorp Asset or such Delayed Labcorp Liability, as the case may be, shall thereafter hold such Delayed Labcorp Asset or Delayed Labcorp Liability, as the case may be, for the use and benefit of the member of the Labcorp Group entitled thereto (at the expense of the member of the Labcorp Group entitled thereto). In addition, the member of the Fortrea Group retaining such Delayed Labcorp Asset or such Delayed Labcorp Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Labcorp

Asset or Delayed Labcorp Liability in the ordinary course of business in accordance with Labcorp Group past practice and take such other actions as may be reasonably requested by the member of the Labcorp Group to which such Delayed Labcorp Asset is to be transferred or assigned, or which will assume such Delayed Labcorp Liability, as the case may be, in order to place such member of the Labcorp Group in a substantially similar position as if such Delayed Labcorp Asset or Delayed Labcorp Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed Labcorp Asset or Delayed Labcorp Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Labcorp Asset or Delayed Labcorp Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Business Transfer Time to the Labcorp Group.
(i)Transfer of Delayed Labcorp Assets and Delayed Labcorp Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Labcorp Asset or the deferral of assumption of any Delayed Labcorp Liability pursuant to Section 1.05(g), are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed Labcorp Asset or the assumption of any Delayed Labcorp Liability have been removed, the transfer or assignment of the applicable Delayed Labcorp Asset or the assumption of the applicable Delayed Labcorp Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Transaction Document.
(j)Costs for Delayed Labcorp Assets and Delayed Labcorp Liabilities. Any member of the Fortrea Group retaining a Delayed Labcorp Asset or Delayed Labcorp Liability due to the deferral of the transfer or assignment of such Delayed Labcorp Asset or the deferral of the assumption of such Delayed Labcorp Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Labcorp or the member of the Labcorp Group entitled to the Delayed Labcorp Asset or Delayed Labcorp Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Labcorp or the member of the Labcorp Group entitled to such Delayed Labcorp Asset or Delayed Labcorp Liability; provided, however, that the Fortrea Group shall not knowingly allow the loss or diminution of value of any Delayed Labcorp Asset without first providing the Labcorp Group commercially reasonable notice of such potential loss or diminution in value and affording the Labcorp Group a commercially reasonable opportunity to take action to prevent such loss or diminution in value.
Section 1.06Novation of Liabilities.
(a)Novation of Fortrea Liabilities.
(i)    Except as set forth in Schedule 1.06(a), each of Labcorp and Fortrea, at the request of the other, shall use its Commercially Reasonable Efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Fortrea Liabilities and obtain in writing the unconditional release of each member of the Labcorp Group that is a party to any such arrangements, so that, in any such case, the members of the Fortrea Group shall be solely responsible for such Fortrea Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Transaction Documents, neither Labcorp nor Fortrea shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.
(ii)    If Labcorp or Fortrea is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Labcorp Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Fortrea Liability”), Fortrea shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Labcorp Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Labcorp Group that constitute Unreleased Fortrea Liabilities from and after the Business Transfer Time and (y) use its Commercially Reasonable Efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Labcorp Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Fortrea Liabilities shall otherwise become assignable or able to be novated, Labcorp shall promptly assign, or cause to be assigned, and Fortrea or the applicable Fortrea Group member shall assume, such Unreleased Fortrea Liabilities without exchange of further consideration.
(b)Novation of Labcorp Liabilities.
(i)    Each of Labcorp and Fortrea, at the request of the other, shall use its Commercially Reasonable Efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Labcorp Liabilities and obtain in writing the unconditional release of each member of the Fortrea Group that is a party to any such arrangements, so that, in any such case, the members of the Labcorp Group shall be solely responsible for such Labcorp Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Transaction Documents, neither Labcorp nor Fortrea shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.
(ii)    If Labcorp or Fortrea is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Fortrea Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Labcorp Liability”), Labcorp shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Fortrea Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Fortrea Group that constitute Unreleased Labcorp Liabilities from and after the Business Transfer Time and (y) use its Commercially Reasonable Efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Fortrea Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Labcorp Liabilities shall otherwise become assignable or able to be novated, Fortrea shall promptly assign, or cause to be assigned, and Labcorp or the applicable Labcorp Group member shall assume, such Unreleased Labcorp Liabilities without exchange of further consideration.

Section 1.07Treatment of Shared Contracts. (a) Subject to applicable Law and without limiting the generality of the obligations set forth in Section 1.01(c), unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 1.07 are expressly conveyed to the applicable Party pursuant to this Agreement or any Transaction Document, any Contract, a portion of which is a Fortrea Contract, but the remainder of which is a Labcorp Asset (any such Contract, a “Shared Contract”), including those set forth on Schedule 1.07, shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Business Transfer Time, so that each Party or the member of its Group shall, as of the Business Transfer Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Fortrea Group or the Labcorp Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Fortrea Business or the Retained Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 1.07, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 1.07.
(a)Except as otherwise required by applicable Law, each of Labcorp and Fortrea shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Business Transfer Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment.
(b)Nothing in this Section 2.07 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.07.
Section 1.08Termination of Intercompany Agreements; Settlement of Intercompany Accounts. (a) Fortrea, on behalf of itself and each other member of the Fortrea Group, on the one hand, and Labcorp, on behalf of itself and each other member of the Labcorp Group, on the other hand, hereby terminate any and all Contracts between or among Fortrea or any member of the Fortrea Group, on the one hand, and Labcorp or any member of the Labcorp Group, on the other hand, effective without further action as of the Business Transfer Time, other than this Agreement, the Transaction Documents, the Contracts set forth on Schedule 1.08 and any other Contract expressly contemplated by this Agreement to be entered into or continued by the Parties or any member of their respective Groups. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Business Transfer Time and all parties will be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take or cause to be taken such other actions as may be necessary to effect the foregoing.
(a)Labcorp will have caused all of the intercompany receivables, payables, loans and other accounts, rights and Liabilities between Fortrea and any other member of the Fortrea Group, on the one hand, and Labcorp or any other member of the Labcorp Group, on the other hand, in existence as of the Business Transfer Time (collectively, the “Intercompany Accounts”) to be (i) settled in full in cash or (ii) otherwise cancelled, terminated or extinguished, in which case the balance will be treated as a contribution to capital or a dividend (in the case of each of clauses (i) and (ii), with no further liability or obligation thereunder), such that, as of the Business Transfer Time, there are no Intercompany Accounts outstanding.
Section 1.09Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 1.06:
(a)On or prior to the Effective Time or as soon as practicable thereafter, each of Labcorp and Fortrea shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use Commercially Reasonable Efforts to (i) have any member(s) of the Labcorp Group removed as guarantor of or obligor for any Fortrea Liability to the extent that such guarantee or obligation relates to Fortrea Liabilities, including the removal of any Security Interest on or in any Labcorp Asset that may serve as collateral or security for any such Fortrea Liability; and (ii) have any member(s) of the Fortrea Group removed as guarantor of or obligor for any Labcorp Liability to the extent that such guarantee or obligation relates to Labcorp Liabilities, including the removal of any Security Interest on or in any Fortrea Asset that may serve as collateral or security for any such Labcorp Liability.
(b)To the extent required to obtain a release from a guarantee of:
(i)any member of the Labcorp Group, Fortrea shall (or shall cause a member of the Fortrea Group to) execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Labcorp Asset that may serve as collateral or security for any Fortrea Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which Fortrea (or any member of the Fortrea Group) would be reasonably unable to comply or (y) which Fortrea (or any member of the Fortrea Group) would not reasonably be able to avoid breaching; and
(ii)any member of the Fortrea Group, Labcorp shall (or shall cause a member of the Labcorp Group to) execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Fortrea Asset that may serve as collateral or security for any

Labcorp Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which Labcorp (or any member of the Labcorp Group) would be reasonably unable to comply or (y) which Labcorp (or any member of the Labcorp Group) would not reasonably be able to avoid breaching.
(c)If Labcorp or Fortrea is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 1.09, (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Labcorp and Fortrea, on behalf of itself and the other members of their respective Groups, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.
Section 1.10Bank Accounts; Cash Balances. (a) Each Party agrees to take, or cause the members of its Group to take, at the Business Transfer Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Fortrea or any other member of the Fortrea Group (collectively, the “Fortrea Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Labcorp or any other member of the Labcorp Group (collectively, the “Labcorp Accounts”) so that each such Fortrea Account and Labcorp Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any Labcorp Account or Fortrea Account, respectively, is de-linked from such Labcorp Account or Fortrea Account, respectively.
(d)It is intended that, following consummation of the actions contemplated by Section 1.10(a), there will be in place a cash management process pursuant to which the Fortrea Accounts will be managed and funds collected will be transferred into one or more accounts maintained by Fortrea or a member of the Fortrea Group.
(e)It is intended that, following consummation of the actions contemplated by Section 1.10(a), there will continue to be in place a cash management process pursuant to which the Labcorp Accounts will be managed and funds collected will be transferred into one or more accounts maintained by Labcorp or a member of the Labcorp Group
(f)With respect to any outstanding checks issued or payments initiated by Labcorp, Fortrea, or any of the members of their respective Groups prior to the Business Transfer Time, such outstanding checks and payments shall be honored following the Business Transfer Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.
(g)As between Labcorp and Fortrea (and the members of their respective Groups), all payments made and reimbursements, credits, returns, or rebates received after the Business Transfer Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, credit, return or rebate such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.
Section 1.11Other Transaction Documents. Effective on or prior to the Business Transfer Time, each of Labcorp and Fortrea will, or will cause the applicable members of their Groups to, execute and deliver all other Transaction Documents to which it is a party.
Section 1.12Fortrea Financing Arrangements; Fortrea Transfer. (a) Prior to the Effective Time: (i) Fortrea will enter into one or more financing arrangements and agreements, as set forth on Schedule 1.12 (the “Fortrea Financing Arrangements”), pursuant to which it shall borrow prior to the Effective Time a principal amount of not less than $1,640,000,000 (the “Special Cash Amount”); (ii) Labcorp and Fortrea shall cooperate in the preparation of all materials as may be necessary or advisable to execute the Fortrea Financing Arrangements; and (iii) Labcorp and Fortrea agree to take all necessary actions to assure, and shall obtain, the full release and discharge of Labcorp and the other members of the Labcorp Group from all obligations pursuant to the Fortrea Financing Arrangements as of no later than the Effective Time.
(h)Immediately following Fortrea’s entering into the Fortrea Financing Arrangements and prior to the Distribution, Fortrea shall, as partial consideration for Labcorp’s Conveyance to Fortrea of the Fortrea Assets, undertake the following actions:
(i)issue and deliver to Labcorp 88,764,989 shares of Fortrea Common Stock (the “Stock Issuance”), such that, following the Stock Issuance, Labcorp will hold 88,765,089 shares of Fortrea Common Stock, which includes the shares of Fortrea Common Stock that were issued and delivered to Labcorp in connection with the incorporation of Fortrea;
(ii)pay all or a portion of the Special Cash Amount in immediately available funds to one or more accounts of Labcorp designated in writing by Labcorp (the “Special Cash Payment”); and
(iii)assume the Fortrea Liabilities in accordance with the requirements of this Agreement.
(i)Labcorp shall maintain the funds received pursuant to the Special Cash Payment in one or more segregated traceable bank accounts (collectively, the “Segregated Account”). Within 12 months following the Distribution, Labcorp will distribute the entirety of the Special Cash Payment held in the Segregated Account exclusively to (i) Labcorp’s creditors in retirement of outstanding Labcorp indebtedness and/or (ii) Labcorp’s shareholders in repurchase of, or as a distribution with respect to, its shares.
Section 1.13Financial Information Certifications. Labcorp’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to Fortrea as its Subsidiary. In order to enable the principal executive officer and principal financial officer of Fortrea to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 following the Distribution in respect of any quarterly or annual fiscal period of Fortrea that begins on or prior to the Distribution Date in respect of which financial statements are not included in the Form 10 (a “Straddle Period”), Labcorp, on or before the date that is ten days prior to the latest date on which Fortrea may file the periodic report pursuant to Section 13 of the Exchange Act for any such Straddle Period (not taking into account any possible extensions), shall provide Fortrea with one or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financial reporting, which certification(s) shall (x) be with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the Distribution Date) and (y) be in substantially the same form as those that had been provided by officers or employees of Labcorp in similar certifications delivered prior to the Distribution Date, with such changes thereto as Labcorp may reasonably determine. Such certification(s) shall be provided by Labcorp (and not by any officer or employee in their individual capacity).
Section 1.14Disclaimer; No Representations or Warranties. Except as expressly set forth in this Agreement or in any of the other Transaction Documents, each Party on behalf of itself and each of its Affiliates understands and agrees that neither Party nor any of its Affiliates is making any representation or warranty of any kind whatsoever, express or implied, to the other party or any of its Affiliates or to any other Person in respect of the contemplated transactions or any information that may have been exchanged or provided pursuant to this Agreement or any other Transaction Document, and that all Fortrea Assets are being assigned and transferred, and all Fortrea Liabilities are being assumed, on an “as is,” “where is” basis. Without limiting the generality of the foregoing, (i) neither Labcorp nor any of its Affiliates has made or shall be deemed to have made any representations or warranties in any presentation or written information relating to the Fortrea Business given or to be given in connection with the contemplated transactions or in any filing made or to be made by or on behalf of Labcorp or any of its Affiliates with any Governmental Authority, and no statement made in any such presentation or written materials, made in any such filing or contained in any such other information shall be deemed a representation or warranty hereunder or otherwise, and (ii) Labcorp, on its own behalf and on behalf of the other members of the Labcorp Group, expressly disclaims any implied warranties, including warranties of fitness for a particular purpose and warranties of merchantability. Fortrea acknowledges and agrees that Fortrea specifically disclaims that it is relying upon or has relied upon any representations or warranties that have been made by Labcorp or any other Person relating to the Fortrea Business, and acknowledges and agrees that Labcorp has specifically disclaimed and does hereby specifically disclaim any representation or warranty made by Labcorp or any other person relating to the Fortrea Business.
ARTICLE II.
THE DISTRIBUTION
Section 2.01    Sole and Absolute Discretion; Cooperation. (a) Labcorp shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Labcorp may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit Labcorp’s right to terminate this Agreement or the Distribution as set forth in Article VI or alter the consequences of any such termination from those specified in Article VI.

(j)Fortrea shall cooperate with Labcorp to accomplish the Distribution and shall, at Labcorp’s direction, promptly take any and all actions, necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of Fortrea Common Stock on the Form 10. Labcorp shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Labcorp. Fortrea and Labcorp, as the case may be, will provide to the Distribution Agent any information required in order to complete the Distribution.
Section 2.02    Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:
(a)Fortrea and Labcorp shall prepare, and Fortrea shall file, any amendments or supplements to the Form 10 and the Form 10’s exhibit (including the Information Statement) as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Labcorp and Fortrea shall prepare, and Fortrea shall, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters that Labcorp determines are necessary or desirable to effectuate the Distribution, and Labcorp and Fortrea shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Labcorp shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Labcorp Board has approved the Distribution, cause the Information Statement to be made available to the Record Holders, including by mailing the Information Statement to the Record Holders.
(b)Fortrea will prepare, file with the SEC and use reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Transaction Documents.
(c)Each of the Parties will take all such actions as may be necessary or appropriate under the securities or blue sky Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.
(d)Fortrea will prepare and file, and will use reasonable best efforts to have approved prior to the Distribution, an application for the listing on NASDAQ or another national securities exchange of the Fortrea Common Stock to be distributed in the Distribution, subject to official notice of listing.
(e)Prior to the Distribution, the existing directors of Fortrea will duly elect the individuals listed as members of the Fortrea board of directors in the Information Statement, and such individuals will become the members of the Fortrea board of directors effective as of no later than immediately prior to the Distribution; provided, however, that to the extent required by any Law or requirement of NASDAQ or any other national securities exchange, as applicable, one independent director will be appointed by the existing board of directors of Fortrea to begin his or her term prior to the Distribution in accordance with such Law or requirement.
(f)Labcorp and Fortrea shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of Fortrea shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the Labcorp Board and/or as an executive officer of Labcorp; and (iii) Fortrea shall have such other officers as Fortrea shall appoint.
(g)Labcorp and Fortrea shall take all necessary actions so that, as of the Effective Time, the Fortrea’ Restated Certificate of Incorporation and Restated Bylaws, each in substantially the form filed as an exhibit to the Form 10, shall become the certificate of incorporation and bylaws of Fortrea.
(h)Labcorp shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution;
(i)Labcorp and Fortrea shall take all actions as may be necessary to approve the grants of adjusted equity awards by Labcorp (in respect of Labcorp Common Stock) and Fortrea (in respect of Fortrea Common Stock) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.
Section 2.03    Conditions to the Distribution. (a) The consummation of the Distribution will be subject to the satisfaction, or waiver by Labcorp in its sole and absolute discretion, of the following conditions:
(i)The Labcorp Board shall have authorized and approved the Separation and the Distribution and shall not have withdrawn such authorization and approval;
(ii)The Labcorp Board shall have declared the dividend of Fortrea Common Stock to the Record Holders;
(iii)The SEC shall have declared the Form 10 effective under the Exchange Act, no stop order suspending the effectiveness of the Form 10 shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC;
(iv)The Information Statement shall have been made available to the Record Holders;
(v)The NASDAQ or another national securities exchange approved by the Labcorp Board shall have accepted the Fortrea Common Stock for listing, subject to official notice of issuance;
(vi)The transfer of the Fortrea Assets (other than any Delayed Fortrea Asset) and Fortrea Liabilities (other than any Delayed Fortrea Liability) contemplated to be transferred from Labcorp to Fortrea on or prior to the Distribution shall have occurred as contemplated by Section 1.01(c), and the transfer of the Labcorp Assets (other than any Delayed Labcorp Asset) and Labcorp Liabilities (other than any Delayed Labcorp Liability) contemplated to be transferred from Fortrea to Labcorp on or prior to the Distribution Date shall have occurred as contemplated by Section 1.01(c);
(vii)The Internal Restructuring (including the Fortrea Transfer) shall have been consummated in all material respects;

(viii)Labcorp shall have received a written opinion from Jones Day, tax counsel to Labcorp, satisfactory to the Labcorp Board, regarding (i) the qualification of the Fortrea Transfer, taken together with the Distribution, as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, and (ii) the qualification of the Distribution as a distribution of Fortrea stock to Labcorp’s shareholders pursuant to Section 355 of the Code, and such opinion shall not have been withdrawn or rescinded as of the Distribution Date;
(ix)Labcorp shall have received a private letter ruling from the U.S. Internal Revenue Service, satisfactory to the Labcorp Board, regarding the qualification of the Fortrea Transfer, the Special Cash Payment, the Distribution and certain related transactions for the Intended Tax Treatment, and such ruling shall remain in effect as of the Distribution Date;
(x)An independent appraisal firm acceptable to Labcorp shall have delivered one or more opinions to the Labcorp Board confirming the solvency and financial viability of Labcorp prior to the Distribution and of Labcorp and Fortrea after consummation of the Distribution, and such opinions shall be acceptable to Labcorp in form and substance in Labcorp’s sole discretion and such opinions shall not have been withdrawn or rescinded;
(xi)No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be pending or in effect;
(xii)No other events or developments shall exist or shall have occurred that, in the judgment of the Labcorp Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any other Transaction Document;
(xiii)Each of the Transaction Documents shall have been duly executed and delivered by the applicable parties thereto;
(xiv)Fortrea shall have consummated the Fortrea Financing Arrangements in accordance with Section 1.11(a), and Labcorp shall be satisfied in its sole and absolute discretion that, as of the Effective Time, it shall have no Liability whatsoever under the Fortrea Financing Arrangements;
(xv)The actions and filings necessary or advisable under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority; and
(xvi)Any required approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents shall have been obtained and be in full force and effect.
(j)The foregoing conditions are for the sole benefit of Labcorp and shall not give rise to or create any duty on the part of Labcorp or the Labcorp Board to waive or not waive any such condition or in any way limit Labcorp’s right to terminate this Agreement as set forth in Article VI or alter the consequences of any such termination from those specified in Article VI. Any determination made by the Labcorp Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 2.03(a) shall be conclusive and binding on the Parties. If Labcorp waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.
Section 2.04    The Distribution. (a) Each of the Parties will provide, or cause the applicable member of its Group to provide to the Distribution Agent all documents and information required to complete the Distribution.
(b)    Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, for the benefit of and distribution to the Record Holders, Labcorp will deliver to the Distribution Agent all of the issued and outstanding shares of Fortrea Common Stock then owned by Labcorp and book-entry authorizations for such shares and (ii) on the Distribution Date, Labcorp will instruct the Distribution Agent to (A) distribute to each Record Holder (or such Record Holder’s bank, brokerage firm or other nominee on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of whole shares of Fortrea Common Stock to which such Record Holder is entitled based on the Distribution Ratio and (B) receive and hold for and on behalf of each Record Holder, the number of fractional shares of Fortrea Common Stock to which such Record Holder is entitled based on the Distribution Ratio. The Distribution will be effective at the Effective Time. On or as soon as practicable after the Distribution Date, the Distribution Agent will mail to each Record Holder an account statement indicating the number of whole shares of Fortrea Common Stock that have been registered in book-entry form in such Record Holder’s name.
(c)    Labcorp and Fortrea, as the case may be, will instruct the Distribution Agent, as applicable, to deduct and withhold from the consideration otherwise required to be distributed pursuant to this Agreement such amounts as are required to be deducted and withheld from such consideration under the Code or any provision of state, local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been distributed to the Persons otherwise entitled thereto.
(d)    Until the Fortrea Common Stock is duly transferred in accordance with this Section 2.04 and applicable Law, from and after the Effective Time, Fortrea will regard the Persons entitled to receive such Fortrea Common Stock as record holders of Fortrea Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Fortrea agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the Fortrea Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the Fortrea Common Stock then held by such holder.
Section 2.05    Fractional Shares. (a) Labcorp’s stockholders holding a number of Labcorp Common Stock, on the Record Date, which would entitle such stockholders to receive less than one whole share of Fortrea Common Stock in the Distribution will receive cash in lieu of fractional shares. Fractional shares of Fortrea Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent and Labcorp will, as soon as practicable after the Distribution Date, (a) determine the number of whole and fractional shares of Fortrea Common Stock that each Record Holder is entitled to receive in the Distribution, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then-prevailing trading prices on behalf of Record Holders to whom fractional share interests were distributed in the Distribution and (c) distribute to each such Record Holder, or for the benefit of each beneficial owner of fractional shares, such Record Holder’s or beneficial owner’s ratable share of the net proceeds of such sales, based upon the average gross selling price per share of Fortrea Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Distribution Agent, in its sole discretion, will determine the timing and method of selling such shares, the selling price of such shares and the broker-dealer to which such shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of Labcorp or Fortrea. None of Labcorp, Fortrea or the Distribution Agent will be required to guarantee any minimum sale price for the fractional shares of Fortrea Common Stock sold in accordance with this Section 2.05. Neither Labcorp nor Fortrea will pay any interest on the proceeds from the sale of such shares.
(a)    Any Fortrea Common Stock or cash in lieu of fractional shares with respect to shares of Fortrea Common Stock that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to Fortrea, and Fortrea or its transfer agent on its behalf shall hold such Fortrea Common Stock and cash for the account of such Record Holder, and the Parties agree that all obligations to provide such Fortrea Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of Fortrea, subject in each case to applicable escheat or other abandoned property Laws, and Labcorp shall have no Liability with respect thereto.
(b)    Solely for purposes of computing fractional share interests pursuant to this Section 2.05, the beneficial owner of Labcorp Common Stock held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.
Section 2.06    Plan of Reorganization. This Agreement constitutes and hereby is adopted as a “plan of reorganization” under Treasury Regulation Section 1.368-2(g) with respect to the transactions contemplated hereby.
ARTICLE III.
COVENANTS
Section 3.01    Further Assurances; Efforts To Obtain Approvals or Notifications. In addition to the actions specifically provided for elsewhere in this Agreement or in any other Transaction Document, each Party will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) their reasonable best efforts, prior to, at and after the Distribution, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable; provided, however, that neither Labcorp nor Fortrea will be required to make any non-de minimis payments, incur any non-de minimis Liability or offer or grant any non-de minimis accommodation (financial or otherwise) to any Third Party in connection with obtaining any Approvals or Notifications. Except as otherwise expressly contemplated by another provision of the Transaction Documents, each Party will bear its respective costs and expenses incurred in connection with obtaining such Approvals or Notifications. Without limiting the foregoing, upon the reasonable request of a Party hereto, the other Party shall, and shall cause its respective Affiliates to, execute, acknowledge and deliver all such further assurances, deeds, assignments, conveyances, powers of attorney and other instruments and papers as may be required for the transfer to a member of the Fortrea Group of direct or indirect ownership of the Fortrea Assets and to a member of the Labcorp Group ownership of the Labcorp Assets and the assumption by the Fortrea Group of the Fortrea Liabilities and the assumption by the Labcorp Group of the Labcorp Liabilities, as contemplated by this Agreement (it being understood that no such assurances, deeds, assignments, conveyances, powers of attorney or other instruments or papers will require Labcorp or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement).
Section 3.02    Access to Information; Cooperation.
(a)Fortrea to Labcorp. Subject to Section 3.02(e), from the Distribution Date until the five-year anniversary of the Distribution Date, upon reasonable request, Fortrea will, and will cause the members of the Fortrea Group to: (i) promptly afford to Labcorp and its Representatives reasonable access upon reasonable prior notice during normal business hours, to its offices, properties, agreements, books, records, employees, auditors and other agents (giving consideration to business demands of such employees, auditors and other agents), to the extent relating to the Fortrea Business prior to the Effective Time, and provide copies of such Information (including any Shared Information in its possession or under its control) as Labcorp may reasonably request for any proper purpose, including in connection with (A) the preparation of any financial statements or reports or the satisfaction of its public reporting obligations, (B) to the extent requested to permit Labcorp or any of its Affiliates to comply with their financial reporting, accounting or auditing obligations with respect to any period ending before the Distribution Date, (C) any judicial, quasi-judicial, administrative or audit proceeding or Action related to the conduct or ownership of the Fortrea Group for which Labcorp or such Affiliate has retained any Liability under this Agreement, (D) the defense or pursuit of any claims, allegations or actions that relate to or may relate to any Labcorp Assets, Labcorp Liabilities or claim for indemnification, and (E) otherwise to the extent reasonably required by Labcorp; and (ii) use reasonable best efforts to cooperate in the defense or pursuit of any Labcorp Asset or Labcorp Liability or any claim or action that relates to occurrences involving the Fortrea Business or the Retained Business prior to the Distribution Date, or that relates to any obligation of Labcorp or Labcorp Affiliates under Data Protection Laws, including any request for access by any Data Subjects, that requires the cooperation of Fortrea or members of the Fortrea Group; provided that Labcorp will reimburse the Fortrea Group for any reasonable out-of-pocket expenses (including fees and expenses of attorneys, accountants and other agents or representatives) incurred by any member of the Fortrea Group in connection with any such defense, claim, action or request. Labcorp agrees to treat and hold as confidential all Information provided or otherwise made available to it or any of its Representatives under this Section 3.02(a) in accordance with the provisions of Section 3.03.
(b)Labcorp to Fortrea. Subject to Section 3.02(e), from the Distribution Date until the five-year anniversary of the Distribution Date, upon reasonable request, Labcorp will, and will cause the members of the Labcorp Group to: (i) promptly afford to Fortrea and its Representatives reasonable access upon reasonable prior notice during normal business hours, to its offices, properties, agreements, books, records, employees, auditors and other agents (giving consideration to business demands of such employees, auditors and other agents), to the extent relating to the Fortrea Business prior to the Effective Time, and provide copies of such Information (including any Shared Information in its possession or under its control) as Fortrea may reasonably request for any proper purpose, including in connection with (A) the preparation of any financial statements or reports or the satisfaction of its public reporting obligations, (B) to the extent requested to permit Fortrea or any of its Affiliates to comply with their financial reporting, accounting or outstanding obligations, (C) any judicial, quasi-judicial, administrative or audit proceeding or Action related to the conduct or ownership of the Fortrea Group for which Fortrea or such a member of the Fortrea Group has assumed any Liability under this Agreement, (D) the defense or pursuit of any claims, allegations or actions that relate to or may relate to any Fortrea Assets, Fortrea Liabilities or claim for indemnification, and (E) otherwise to the extent reasonably required by Fortrea; and (ii) use reasonable best efforts to cooperate in the defense or pursuit of any Fortrea Asset or Fortrea Liability or any claim or action that relates to occurrences involving the Fortrea Business prior to the Distribution Date or that relates to any obligation of Fortrea or Fortrea Affiliates under Data Protection Laws, including any request for access by any Data Subjects, that requires the cooperation of Labcorp or members of the Labcorp Group; provided that Fortrea will reimburse the Labcorp Group for any reasonable out-of-pocket expenses (including fees and expenses of attorneys, accountants and other agents or representatives) incurred by any member of the Labcorp Group in connection with any such defense, claim, action or request. Fortrea agrees to treat and hold as confidential all Information provided or otherwise made available to it or any of its Representatives under this Section 3.02(b) in accordance with the provisions of Section 3.03.
(c)Shared Information. Except as otherwise provided in the Transition Services Agreement or as prohibited by applicable Law, each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Distribution Date and until the seven-year anniversary of the Distribution Date, as soon as reasonably practicable after written request therefor, any Shared Information in its possession or under its control. Each of Labcorp and Fortrea agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 3.02. Each Party will take measures that it reasonably determines in good faith to be appropriate to ensure that any competitively sensitive Shared Information from one Party is not disclosed to the other Party’s personnel involved in a competing business.
(d)Reimbursement. The Party requesting Information will reimburse the other Party for the reasonable third-party out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits (other than reasonable administrative overhead directly attributable to requests for access made by or on behalf of the Party requesting access (e.g., overtime)), if any, of creating, gathering and copying such Information, to the extent that such costs are reasonably incurred by the other Party or its Representatives for the benefit of the requesting Party.
(e)No Obligation to Disclose. Notwithstanding anything to the contrary contained herein, nothing in this Section 3.02 will require: (i) Labcorp or Fortrea, as applicable, to provide the other Party or its Representatives or any third parties with access to (A) any Personal Data, including that contained in personnel records of employees relating to individual performance or evaluation records, patients records, medical histories or other Information which, in the disclosing party’s good faith opinion, is sensitive or the disclosure of which could subject such party or its Affiliates to risk of liability or violation of any Data Protection Laws or (B) Information the disclosure of which, in the disclosing party’s reasonable good faith opinion (x) would conflict with confidentiality obligations to which such Party or any of its Affiliates is bound, (y) would reasonably be expected to result in the forfeiture or waiver of any attorney-client or similar privilege, or (z) would violate an applicable Law; provided that, in the case of each of clause (A) and (B), the disclosing party will use Commercially Reasonable

Efforts to provide the other Party, to the extent possible, with access to the relevant Information in a manner that would not reasonably be expected to conflict with confidentiality obligations or Data Protection Laws, result in the forfeiture or waiver of any such attorney-client or similar privilege, or violate applicable Law (provided further, that, for purposes of this Section 3.02(e) “Commercially Reasonable Efforts” shall be deemed to include implementing appropriate and reasonable legal measures in compliance with Data Protection Laws, including, for example, the measures specified in a Data Processing Agreement); (ii) either Party’s independent accountants to make available to the other party or its Representatives any work papers unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants; or (iii) either Labcorp or Fortrea to provide any cost or pricing Information for any of its products that compete directly with the other Party’s products. In the event that a Party relies upon this Section 3.02(e) in not providing the other Party with any information or material requested, such non-providing Party shall be required to promptly notify the other Party that it has determined to not provide information or materials pursuant to this Section 3.02(e).
(f)Ownership of Information. Except as expressly provided in this Agreement or other Transaction Document, no Party or member of such Party’s Group grants or confers rights of license or any other rights in any Information owned by any member of such Party’s Group to any member of the other Party’s Group hereunder. Any Information owned by a Party that is provided to the other Party pursuant to this Section 3.02 will remain the property of the Party that owned and provided such Information. Each Party will, and will cause members of their respective Groups to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 3.02 and that is transferred or sold to a Third Party or otherwise disposed of in accordance with Section 3.02(g), unless required by Law or bona fide document retention policies to retain such materials.
(g)Record Retention. Each Party agrees to use its Commercially Reasonable Efforts to retain all Information that relates to the operations of Fortrea and the Fortrea Business in its respective possession or control at the Business Transfer Time and at the Distribution in accordance with their respective then existing document retention policies, as such policies may be amended from time to time.
(h)Limitation of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith, fraud or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after Commercially Reasonable Efforts by such Party to comply with the provisions of Section 3.02(g).
(i)Other Agreements Providing for Exchange of Information. (i) The rights and obligations granted under this Section 3.02 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information or protection of Personal Data set forth in any Transaction Document. Any Party that receives, pursuant to a request for information in accordance with this Section 3.02, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.
Section 3.03    Confidentiality; No Release, Return or Destruction; Third Party Information and Data Protection.
(a)Confidentiality. Subject to Section 3.04, and without prejudice to any longer period that may be provided for in any of the other Transaction Documents, from and after the Effective Time until the three-year anniversary of the Effective Time, each of Labcorp and Fortrea, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Labcorp’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any other Transaction Document or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves known by such Party (or any member of such Party’s Group) to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. Notwithstanding the foregoing three-year period, Labcorp’s and Fortrea’s obligations with respect to confidential and proprietary information that constitutes Trade Secrets shall survive and continue for so long as such confidential and proprietary information retains its status as a Trade Secret. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any other Transaction Document, then such disclosed confidential and proprietary information shall be used only as required to perform such services.
(b)No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 3.03(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 3.04. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any other Transaction Document.
(c)Third-Party Information. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of Third Parties in accordance with the obligations outlined in applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand, including as set forth in the Data Processing Agreement.
(d)Privacy and Data Protection Laws.
(i)Each Party and members of its Group shall:
(A)comply with all applicable Data Protection Laws in the Processing of Personal Data and to Process Personal Data solely as required by the Agreement and limited to that which is necessary for the purpose of performing the Party’s obligations under the Agreement, subject to the requirements of Data Protection Laws;
(B)execute a data processing agreement (the “Data Processing Agreement”), in accordance with Data Protection Laws, where one Party is a Processor (or Sub-Processor) acting on behalf of the other Party for the purpose of Processing Personal Data; provided that, subject to Section 3.03(d)(i)(C), should any agreements between the Parties, including this Agreement, be in conflict with the provisions of a Data Processing Agreement, the Data Processing Agreement shall control;
(C)execute the EU Standard Contractual Clauses, UK Standard Contractual Clauses and Swiss Standard Contractual Clauses where applicable and required by applicable European Data Protection Laws; provided that in the event that there is any conflict between this Agreement or any Data Processing Agreement, on the one hand, and the EU Standard Contractual Clauses, on the other hand, then as required by Clause 5 of the EU Standard Contractual Clauses, the EU Standard Contractual Clauses shall control; and
(D)implement appropriate technical and organizational measures to ensure a level of security appropriate to the risk.
(ii)Each Party acknowledges that it and members of its Group may presently and, following the Effective Time, Process Personal Data (including personal health information) relating to Data Subjects (A) that was received under privacy policies and data protection notices prior to the Effective Time or (B) that, as between the Parties, was collected by the other Party or members of such other Party’s Group prior to the Effective Time and may be subject to privacy policies and data protection notices, as well as applicable Data Protection Laws or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the Personal Data (including personal health information) relating to Data Subjects in accordance with the obligations outlined in the applicable privacy policies and data protection notices and applicable Data Protection Laws or other applicable Laws.
Section 3.04    Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.
Section 3.05    Insurance Matters. (a) Labcorp and Fortrea agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall Labcorp, any other member of the Labcorp Group or any Labcorp Indemnified Party have Liability or obligation whatsoever to any member of the Fortrea Group in the event that any (i) insurance policy or insurance policy related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Fortrea Group for any reason whatsoever or shall be cancelled, not renewed or not extended beyond the current expiration date or (ii) any insurer declines, denies, delays or obstructs any claim payment.
(b)    With the sole exception of incidents occurring prior to the Effective Time and which would be otherwise covered under the insurance policies of Labcorp or any member of the Labcorp Group set forth on Schedule 3.05(b) (collectively, the “Covered Policies”) from and after the Effective Time, Fortrea, any member of the Fortrea Group or any of their respective employees (including former or inactive employees) shall cease to be insured by, shall have no access or availability to or under, shall not be entitled to make claims on or under and shall not be entitled to claim benefits from or seek coverage under, and shall not have any rights to or under, any of Labcorp’s or any member of the Labcorp Group’s insurance policies or any of their respective self-insured programs in place immediately prior to the Effective Time. Solely with respect to the Covered Policies, from and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the Fortrea Group prior to the Effective Time, Labcorp will provide Fortrea with access to, and Fortrea may make claims under, the Covered Policies in place immediately prior to the

Effective Time, but solely to the extent that such policies provided coverage for members of the Fortrea Group or the Fortrea Business prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms, conditions and exclusions of such insurance policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:
(i)Fortrea shall notify Labcorp’s Director of Risk Management (or such other Person of Labcorp if there is no Director of Risk Management), as promptly as practicable, of any incident, circumstance or occurrence that may lead to a claim made by Fortrea pursuant to this Section 3.05(b); and
(ii)Fortrea shall reimburse Labcorp and the members of the Labcorp Group for all claim-related payments made by Labcorp or any member of the Labcorp Group on or after the Effective Time that arise from claims made by Fortrea, any member of the Fortrea Group, any of their respective employees or any Third Party under Labcorp’s or any member of the Labcorp Group’s self-insured, large deductible, or fronted insurance programs for occurrences prior to the Effective Time, including overhead, claim handling and administrative costs, taxes, surcharges, state assessments and other related costs. Fortrea and the members of the Fortrea Group shall indemnify, hold harmless and reimburse Labcorp and the members of the Labcorp Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses, claim handling fees, costs of filing a claim and any premium increases or other amounts that are or become payable, or that are incurred, by Labcorp or any members of the Labcorp Group to the extent resulting from any access to, or any claims made by Fortrea or any other members of the Fortrea Group under, any of Labcorp’s or a member of the Labcorp Group’s insurance policies provided pursuant to this Section 3.05(b), whether such claims are made by Fortrea, its employees or Third Parties; and
(iii)Fortrea shall exclusively bear (and neither Labcorp nor any members of the Labcorp Group shall have any obligation to repay or reimburse Fortrea or any member of the Fortrea Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts (including where any insurer declines, denies, delays or obstructs any claim payment) of all such claims made for the benefit of Fortrea or any member of the Fortrea Group under the policies as provided for in this Section 3.05(b). Where a policy includes a reinstatement of limits, in the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the Fortrea Group, on the one hand, and the Labcorp Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to Labcorp’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the Labcorp Group or the Fortrea Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Labcorp’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, a Party may elect not to reinstate the policy aggregate even if available. In the event that a Party elects not to reinstate the policy aggregate, it shall provide prompt written notice to the other Party and shall have no rights to claim against or have any benefit from the reinstated limits. A Party which elects to reinstate the policy aggregate shall be responsible for all reinstatement premiums and other costs associated with such reinstatement to the extent such Party has received notice from the other Party that such other Party does not elect to reinstate the limits.

(c)    In the event that any member of the Labcorp Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the Labcorp Group is entitled to coverage under Fortrea’s third-party insurance policies, the same process pursuant to Section 3.05(b) shall apply, substituting “Labcorp” for “Fortrea” and “Fortrea” for “Labcorp”, including for purposes of the first sentence of Section 3.05(f).
(d)    At the Effective Time, Fortrea shall have in effect all insurance programs required to comply with Fortrea’s contractual obligations and such other policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to the Fortrea Business.
(e)    Neither Fortrea nor any member of the Fortrea Group, in connection with making a claim under any insurance policy of Labcorp or any member of the Labcorp Group pursuant to this Section 3.05, shall take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between Labcorp or any member of the Labcorp Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Labcorp or any member of the Labcorp Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Labcorp or any member of the Labcorp Group under the applicable insurance policy; provided that Fortrea’s, any member of the Fortrea Group’s, any of their respective employees’ or any Third Party’s making of a claim pursuant to Section 3.05(b)(ii) shall not be deemed to be an action that triggers the foregoing clauses (i), (ii) or (iii).
(f)    Any payments, costs, adjustments or reimbursements to be paid by Fortrea pursuant to this Section 3.05 shall be billed quarterly and payable within 30 days from receipt of an invoice from Labcorp. Labcorp shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Fortrea Liabilities and/or claims Fortrea has made or could make in the future, and no member of the Fortrea Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Labcorp’s insurers with respect to any of Labcorp’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. Fortrea shall cooperate with Labcorp and share such information as is reasonably necessary in order to permit Labcorp to manage and conduct its insurance matters as Labcorp deems appropriate.
(g)    This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Labcorp Group in respect of any insurance policy or any other contract or policy of insurance
(h)    Fortrea does hereby, for itself and each other member of the Fortrea Group, agree that no member of the Labcorp Group shall have any Liability whatsoever as a result of the insurance policies and practices of Labcorp and the members of the Labcorp Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

Section 3.06    Privileged Matters. (a) The Parties acknowledge and agree that the Fortrea Group’s attorney-client privilege, attorney work-product protection and expectation of client confidence with respect to any communications (“Privileged Communications”) concerning any proposed sale of the Fortrea Business or any other transaction contemplated by this Agreement or any of the other Transaction Documents (such Privileged Communications, “Privileged Transaction Communications”), and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by Labcorp, and may be waived only by Labcorp. The Parties acknowledge and agree that the Privileged Transaction Communications shall not be controlled, owned, used, waived or claimed by the Fortrea Group upon consummation of the Distribution; and in the event of a dispute between a member of the Fortrea Group and a Third Party or any other circumstance in which a Third Party requests or demands that the member of the Fortrea Group produce Privileged Transaction Communications, Fortrea shall cause such member of the Fortrea Group to assert such attorney-client privilege on behalf of the applicable member of Labcorp Group to prevent disclosure of Privileged Transaction Communications to such Third Party.
(b)    The Parties acknowledge and agree that Privileged Communications concerning general business matters related to the Fortrea Business and the Fortrea Group and arising prior to the Distribution for the benefit of both Labcorp and the Fortrea Group (such Privileged Communications, “Privileged Business Communications”) shall be subject to a joint privilege and protection between Labcorp, on the one hand, and the Fortrea Group, on the other hand, and Labcorp and the Fortrea Group shall have equal right to assert such joint privilege and protection and no such joint privilege or protection may be waived by (i) Labcorp without the prior written consent of such member of the Fortrea Group; or (ii) by any member of the Fortrea Group without the prior written consent of Labcorp; provided, however, that any such Privileged Business Communications, whether arising prior to, or after the Distribution Date, with respect to any matter for which a Party hereto has an indemnification obligation hereunder, shall be subject to the sole control of such Party which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such Privileged Business Communications are in the possession of or under the control of such Party.
(c)    Upon receipt by Fortrea or any of its Affiliates of any subpoena, discovery or other request from any Third Party that calls for or would be reasonably expected to call for the production or disclosure of Privileged Transaction Communications or if Fortrea or any of its Affiliates obtains knowledge that any current or former employee of Fortrea receives any subpoena, discovery or other request from any Third Party that calls for or would be reasonably expected to call for the production or disclosure of Privileged Transaction Communications, Fortrea will promptly notify Labcorp of the existence of the request and will provide Labcorp a reasonable opportunity to assert any rights it may have under this Section 3.06 or otherwise to prevent the production or disclosure of such Privileged Transaction Communications. Fortrea will not, and will cause its Affiliates not to, produce or disclose to any Third Party any of the Privileged Transaction Communications under this Section 3.06 unless (i) Labcorp has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order finding that the Privileged Transaction Communications are not entitled to protection from disclosure under any applicable privilege, doctrine or rule.
(d)    Upon receipt by either Party or any of their respective Affiliates of any subpoena, discovery or other request from any Third Party that calls for or would be reasonably expected to call for the production or disclosure of Privileged Business

Communications or if either Party obtains knowledge that any current or former employee of such Party receives any subpoena, discovery or other request from any Third Party that calls for or would be reasonably expected to call for the production or disclosure of Privileged Business Communications, such Party will promptly notify the other Party of the existence of the request and will provide such other Party a reasonable opportunity to assert any rights it may have under this Section 3.06 or otherwise to prevent the production or disclosure of such Privileged Business Communications. Neither Party will, and will cause its respective Affiliates not to, produce or disclose to any Third Party any of the Privileged Business Communications under this Section 3.06 unless (i) the other Party has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order finding that the Privileged Business Communications are not entitled to protection from disclosure under any applicable privilege, doctrine or rule.
(e)Neither Labcorp nor Fortrea will, and will cause their respective Affiliates not to, produce or disclose to any Third Party any of the Privileged Business Communications under this Section 3.06 unless (i) the other Party has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order finding that the Privileged Business Communications are not entitled to protection from disclosure under any applicable privilege, doctrine or rule.
(f)The access to Information, witnesses and individuals being granted pursuant to Section 3.02 and the disclosure to Labcorp and Fortrea of Privileged Communications relating to the Fortrea Business pursuant to this Agreement in connection with the transactions contemplated hereby will not be asserted by Labcorp or Fortrea to constitute, or otherwise deemed, a waiver of any privilege that has been or may be asserted under this Section 3.06 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Labcorp and Fortrea in, or the obligations imposed upon Labcorp and Fortrea by, this Section 3.06.
Section 3.07    Production of Witnesses; Records; Cooperation. (a) After the Effective Time, except in the case of a Dispute between Labcorp and Fortrea, or any members of their respective Groups, each Party shall use its Commercially Reasonable Efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.
(a)    If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.
(b)    Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.
(c)    Without limiting any provision of this Section 3.07, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.
(d)    The obligation of the Parties to provide witnesses pursuant to this Section 3.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person or the employer of such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 3.07(a)).
Section 3.08    Names and Marks; Licensed Labcorp IP. (a) Except as provided in, contemplated by or required in connection with the provision of services or licenses pursuant to any Transaction Document or as provided in this Section 3.08, as of the Distribution (i) the Fortrea Group shall not have any right to use or display the Labcorp Names and Marks in any form and (ii) the Labcorp Group shall not have any right to use or display the Fortrea Names and Marks in any form; provided, however, that (A) to the extent such Labcorp Names and Marks were used or displayed by any member of the Fortrea Group prior to the Distribution, the members of the Fortrea Group shall, as soon as reasonably practicable, but in any event within 12 months after the Distribution, at their expense, cease all use or display of all Labcorp Names and Marks and shall remove any and all references to the Labcorp Names and Marks on Fortrea Assets (including on business cards, stationary, commercial signs and similar identifiers), except that with respect to the Fortrea Assets set forth on Schedule 3.08(a)(ii)(A), the members of the Fortrea Group shall have up to 24 months after the Distribution to cease use or display of Labcorp Names and Marks or to remove any and all references to the Labcorp Names and Marks, (B) to the extent such Fortrea Names and Marks were used or displayed by any member of the Labcorp Group prior to the Distribution, the members of the Labcorp Group shall, as soon as reasonably practicable, but in any event within 12 months after the Distribution, at their expense, cease all use or display of all Fortrea Names and Marks and shall remove any and all references to the Fortrea Names and Marks on Labcorp Assets, except that with respect to the Labcorp Assets set forth on Schedule 3.08(a)(ii)(B), the members of the Labcorp Group shall have up to 24 months after the Distribution to cease use or display of any Fortrea Names and Marks or to remove any and all references to the Fortrea Names and Marks, (C) the Fortrea Group shall have the right to continue to use the Labcorp Names and Marks in perpetuity to the extent they are incorporated into historical records, memorabilia, awards, the Fortrea Assets set forth on Schedule 3.08(a)(ii)(C), and the like prior to the Distribution, and (D) the Labcorp Group shall have the right to continue to use the Fortrea Names and Marks in perpetuity to the extent they are incorporated into historical records, memorabilia, awards, and the like prior to the Distribution. In addition, each Party shall have the right to use the other’s respective Names and Marks in perpetuity to the extent they are incorporated into materials that speak generally to the history of the respective companies.
(b)    Notwithstanding the foregoing, nothing contained in this Agreement will prevent any Party (or any member of its respective Group) from using the other’s Names and Marks in documents intended to be filed with Governmental Authorities, in materials intended for distribution to such Party’s stockholders or in any other communication (including correspondence) in any medium that describes the current or former relationship between the Parties (or members of their respective Groups).
(c)    Effective immediately after the Business Transfer Time, Labcorp, on behalf of itself and the members of the Labcorp Group, hereby grants to Fortrea and its Affiliates that are in existence at the Business Transfer Time a non-exclusive, worldwide, perpetual, irrevocable, and royalty-free license to use and otherwise exploit the Licensed Labcorp IP, including the right to make, have made, use, sell, offer for sale, import and export products and services, in each case, in connection with the business of Fortrea and its Affiliates as the same exists as of the Business Transfer Time and however it may thereafter exist or evolve; however, such license shall neither be sublicensable nor transferable. Notwithstanding the foregoing, (i) nothing in this Section 3.08(c) shall require Labcorp or any member of the Labcorp Group to maintain, renew or prosecute any Licensed Labcorp IP and Labcorp and the members of the Labcorp Group may transfer or abandon or let lapse any Licensed Labcorp IP in Labcorp’s sole discretion and (ii) Fortrea, on behalf of itself and the members of the Fortrea Group, hereby covenants and agrees that none of it, the members of the Fortrea Group or any other Person claiming on behalf of Fortrea or members of the Fortrea Group shall bring suit or otherwise assert any claim against Labcorp or any member of the Labcorp Group before any Governmental Authority with respect to this Section 3.08(c) or the Licensed Labcorp IP.
(d)    Effective immediately after the Business Transfer Time, Fortrea, on behalf of itself and the members of the Fortrea Group, hereby grants to Labcorp and its Affiliates that are in existence at the Business Transfer Time a non-exclusive, worldwide, perpetual, irrevocable, and royalty-free license to use and otherwise exploit the Licensed Fortrea IP, including the right to make, have made, use, sell, offer for sale, import and export products and services, in each case, in connection with the business of Labcorp and its Affiliates as the same exists as of the Business Transfer Time and however it may thereafter exist or evolve; however, such license shall neither be sublicensable nor transferable. Notwithstanding the foregoing, (i) nothing in this Section 3.08(d) shall require Fortrea or any member of the Fortrea Group to maintain, renew or prosecute any Licensed Fortrea IP and Fortrea and the members of the Fortrea Group may transfer or abandon or let lapse any Licensed Fortrea IP in Fortrea’s sole discretion and (ii) Labcorp, on behalf of itself and the members of the Labcorp Group, hereby covenants and agrees that none of it, the members of the Labcorp Group or any other Person claiming on behalf of Labcorp or members of the Labcorp Group shall bring suit or otherwise assert any claim against Fortrea or any member of the Fortrea Group before any Governmental Authority with respect to this Section 3.08(d) or the Licensed Fortrea IP.
Section 3.09    Late Payments. Except as expressly provided to the contrary in this Agreement or in any other Transaction Document, any amount not paid when due pursuant to this Agreement or any other Transaction Document (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within ten days of a notice of non-payment) shall accrue interest at a rate per annum equal to eight percent (8%).
Section 3.10    Inducement. Fortrea acknowledges and agrees that Labcorp’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by Fortrea’s covenants and agreements in this Agreement and the Transaction Documents, including Fortrea’s assumption of the Fortrea Liabilities pursuant to the Separation and the provisions of this Agreement and Fortrea’s covenants and agreements contained in Article III.
Section 3.11    Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any other Transaction Document, and each Party shall (except as otherwise provided in Article III) use Commercially Reasonable Efforts to prevent such Liabilities from being inappropriately borne by the other Party.
ARTICLE IV.
INDEMNIFICATION; LIMITATION OF LIABILITY
Section 4.01    Release of Pre-Distribution Claims.
(a)Fortrea Release of Labcorp. Except as provided in Sections 4.01(c) and 4.01(d), effective as of the Effective Time, Fortrea does hereby, for itself and each other member of the Fortrea Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Fortrea Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Labcorp and the members of the Labcorp Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Labcorp Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of a Fortrea Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of Fortrea or a member of the Fortrea Group, in each case from: (A) all Fortrea Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Fortrea Business, the Fortrea Assets or the Fortrea Liabilities.
(b)Labcorp Release of Fortrea. Except as provided in Sections 4.01(c) and 4.01(d), effective as of the Effective Time, Labcorp does hereby, for itself and each other member of the Labcorp Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Labcorp Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Fortrea and the members of the Fortrea Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Fortrea Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Labcorp Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Retained Business, the Labcorp Assets or the Labcorp Liabilities.
(c)Obligations Not Affected. Nothing contained in Section 4.01(a) or 4.01(b) shall impair any right of any Person to enforce this Agreement or any other Transaction Document. Nothing contained in Section 4.01(a) or 4.01(b) shall release any Person from:
(i)any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Transaction Document;
(ii)any Liability for the sale, lease or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;
(iii)any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any other Transaction Document or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and, if applicable, the appropriate provisions of the other Transaction Documents; or
(iv)any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.01.
In addition, nothing contained in Section 4.01(a) shall release any member of the Labcorp Group from honoring its existing obligations to indemnify any director, officer or employee of Fortrea who was a director, officer or employee of any member of the Labcorp Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Fortrea Liability, Fortrea shall indemnify Labcorp for such Liability (including Labcorp’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.
(d)No Claims. Fortrea shall not make, and shall not permit any other member of the Fortrea Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Labcorp or any other member of the Labcorp Group, or any other Person released pursuant to Section 4.01(a), with respect to any Liabilities released pursuant to Section 4.01(a). Labcorp shall not make, and shall not permit any other member of the Labcorp Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Fortrea or any other member of the Fortrea Group, or any other Person released pursuant to Section 4.01(b), with respect to any Liabilities released pursuant to Section 4.01(b).
(e)Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.01.
Section 4.02    Indemnification. (a) Indemnification by Fortrea and the Fortrea Group. Without limiting or otherwise affecting the indemnity provisions of any Transaction Document, effective as of the Distribution Date and subject to the limitations set forth in this Article IV, Fortrea hereby indemnifies Labcorp, its Affiliates and their respective Representatives (together, in each case, with their respective successors and permitted assigns, the “Labcorp Indemnified Parties”) from and against, and agrees to hold them harmless from, any and all Damages arising out of, resulting from or related to (whether prior to or following the Distribution) any of the following items (without duplication):
(i)any breach by Fortrea or any other member of the Fortrea Group of any covenant to be performed by such Persons pursuant to this Agreement or any other Transaction Document (other than the Tax Matters Agreement and the Transition Services Agreement) subsequent to the Business Transfer Time;
(ii)any Fortrea Liability, including the failure of Fortrea or any other member of the Fortrea Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Fortrea Liabilities;
(iii)any matters for which indemnification is provided by Fortrea or any Fortrea Entity under any Transaction Document (other than this Agreement), it being understood that the terms of such indemnification shall be governed by and subject to the terms of the applicable Transaction Document to the extent such terms differ from the provisions of this Article IV.
(iv)except to the extent it relates to a Labcorp Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Fortrea Group by any member of the Labcorp Group that survives following the Distribution; and
(v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if Fortrea shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (v) of Section 4.02(b).
(b)    Indemnification by Labcorp. Without limiting or otherwise affecting the indemnity provisions of any Transaction Document, effective as of the Distribution Date and subject to the limitations set forth in this Article IV, Labcorp hereby indemnifies Fortrea, its Affiliates and their respective Representatives (together, in each case, with their respective successors and permitted assigns, the “Fortrea Indemnified Parties”) from and against, and agrees to hold them harmless from, any and all Damages arising out of, resulting from or related to (whether prior to or following the Distribution) any of the following items (without duplication):
(i)any breach by Labcorp or any other member of the Labcorp Group of any covenant to be performed by such Persons pursuant to this Agreement or any Transaction Document (other than the Tax Matters Agreement and the Transition Services Agreement) subsequent to the Business Transfer Time;
(ii)any Labcorp Liability, including the failure of Labcorp or any other member of the Labcorp Group or any other Person to pay, perform, fulfill, discharge, and, to the extent applicable, comply with, in due course and in full, such Labcorp Liabilities;
(iii)any matters for which indemnification is provided by Labcorp or any member of the Labcorp Group under any Transaction Document (other than this Agreement), it being understood that the terms of such indemnification shall be governed by and subject to the terms of the applicable Transaction Document to the extent such terms differ from the provisions of this Article IV.
(iv)except to the extent it relates to a Fortrea Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Labcorp Group by any member of the Fortrea Group that survives following the Distribution; and
(v)any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Labcorp’s name in the Form 10, the Information Statement (as amended or supplemented if Fortrea shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.02(b)(v) shall be the only statements made explicitly in Labcorp’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by Fortrea.
Section 4.03    Calculation and Other Provisions Relating to Indemnity Payments. The amount of any Damages for which indemnification is provided under this Article IV will be net of any amounts actually recovered by the Indemnitee or its Affiliates under non-Affiliated third-party, non-captive insurance policies with respect to such Damages (less the costs of filing a claim and any deductibles, premium increases or other amounts that are or become payable by Labcorp or any member of the Labcorp Group under the applicable insurance policies or self-insurance programs as a result of such claim). If any Damages resulting in indemnification under Section 4.02 relates to a claim by an Indemnitee or its Affiliates that is covered by one or more non-Affiliated third-party, non-captive insurance policies held by the Indemnitee or its Affiliates, the Indemnitee will use and will cause its Affiliates to use Commercially Reasonable Efforts to pursue claims against the applicable insurers for coverage of such Damages under such policies. Without duplication of the first sentence of this Section 4.03, the Indemnifying Party will pay directly, or promptly reimburse the Indemnitee for the costs of pursuing such claims (including, if necessary, the filing of coverage litigation). Any indemnity payment hereunder will initially be made without regard to this Section 4.03, and if the Indemnitee or its Affiliates actually receive a full or partial recovery under such insurance policies following payment of indemnification by the Indemnifying Party in respect of such Damages, then the Indemnitee will refund amounts received from the Indemnifying Party up to the amount of indemnification actually received from the Indemnifying Party with respect to such Damages (less the cost to collect the proceeds of such insurance).
Section 4.04    Procedures for Defense, Settlement and Indemnification of Third-Party Claims. (a) Each Person seeking indemnification under this Article IV (the “Indemnitee”) will give prompt written notice to the Person from whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any Third Party (“Third-Party Claim”); provided that the failure of the Indemnitee to give notice as provided in this Section 4.04(a) will not relieve any Indemnifying Party of its obligations under Section 4.02, except to the extent that such failure actually prejudices the rights of any such Indemnifying Party. Such notice will set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnitee). Thereafter, the Indemnitee will deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnitee’s receipt thereof, copies of all written notices and documents (including any court papers) received by the Indemnitee relating to the Third-Party Claim and the Indemnitee will provide the Indemnifying Party with such other Information with respect to any such Third-Party Claim reasonably requested by the Indemnifying Party. The Indemnifying Party will have the right, at its sole option and expense, to be represented by counsel of its choice and, subject to the limitations set forth in this Section 4.04, to assume control of, and defend against, negotiate, settle (subject to Section 4.04(b)) or otherwise deal with such Third-Party Claim, but the Indemnitee may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. In the case of any Third-Party Claim for which indemnification is sought, the Indemnifying Party will have the right, upon written notice to the Indemnitee within 30 days after receipt of the notice of such claim (the “Indemnification Dispute Period”), to assume control of and defend against such Third-Party Claim. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third-Party Claim, or fails to provide the Indemnitee with notice of its intent to assume control of and defend against any Third-Party Claim within the Indemnification Dispute Period, then the Indemnitee may defend against, negotiate, settle (subject to Section 4.04(b)) or otherwise deal with such Third-Party Claim. If the Indemnifying Party will assume the defense of any Third-Party Claim pursuant to this Article IV, then the Indemnitee may participate, at his or its own expense, in the defense of such Third-Party Claim; provided that such Indemnitee will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnifying Party, a material conflict exists between the Indemnitee and the Indemnifying Party that would make such separate representation advisable; provided, further that the Indemnifying Party will not be required to pay for more than one such counsel for all Indemnitees in connection with any Third-Party Claim. Notwithstanding the foregoing, participation by the Indemnitee will allow the Indemnitee to consult with independent counsel or advisors and to submit comments and questions, which the Indemnifying Party will consider or respond to in good faith but the Indemnifying Party will not be obligated to act upon and, subject to the terms of this Article IV, such comments or questions will not alter or limit the Indemnifying Party’s obligations as set forth in this Agreement.

(b)    Notwithstanding anything in this Section 4.04 to the contrary, neither the Indemnifying Party nor the Indemnitee will, without the written consent of the other party, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment. Notwithstanding the foregoing, consent of the Indemnitee will not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (ii) such settlement does not permit any order, injunction or other equitable relief to be entered, directly or indirectly, against the Indemnitee and (iii) such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such Third-Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnitee; provided, however, that in no event will Fortrea (as Indemnifying Party) settle or compromise any Action brought by any Governmental Authority against any Indemnitee without the prior written consent of Labcorp. If the Indemnifying Party makes any payment on any Third-Party Claim or in respect of any Environmental Claim, then the Indemnifying Party will be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such Third-Party Claim or Environmental Claim, as applicable.
(c)    After any decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction, or a settlement shall have been consummated (in accordance with this Article IV), or the Indemnitee and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third-Party Claim hereunder, the Indemnitee will forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.
(d)    Each party will cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and will furnish or cause to be furnished such records, Information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(e)    Notwithstanding the foregoing, this Section 4.04 and the following Section 4.06 will not apply to indemnification related to Tax matters. The procedures for such indemnification will be governed by the Tax Matters Agreement.
Section 4.05    Direct Claim Procedures. (a) In the event an Indemnitee has a claim for indemnity under Section 4.02 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnitee agrees to give notice in writing, as promptly as practicable, of such claim to the Indemnifying Party, which notice will in no event be delivered to the Indemnifying Party later than 60 days after the Indemnitee first learns of the facts on which such claim is based (such 60-day period, the “Notice Period”). Such notice will set forth in reasonable detail such claim and the basis for indemnification and the amount of such damages incurred or that such Indemnitee reasonably estimates in good faith is likely to be incurred in connection with such claim (all taking into account the information then in the possession or under the control of the Indemnitee). The failure to notify the Indemnifying Party within the Notice Period will not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have actually prejudiced the Indemnifying Party (in which case relieved only to the extent of such prejudice).
(b)    If the Indemnifying Party notifies the Indemnitee that it does not dispute its liability to the Indemnitee with respect to any claim other than a Third-Party

Claim, the damages arising from any such claim will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party will pay the amount of such damages to the Indemnitee on demand following the final determination thereof. If the Indemnifying Party has disputed its liability with respect to such claim, the Indemnifying Party and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute in accordance with ARTICLE V and, if not resolved in accordance with ARTICLE V, either party may seek a resolution of such dispute by litigation in a court of competent jurisdiction pursuant to Section 7.03.
Section 4.06    Additional Matters. (a) Cooperation in Defense and Settlement. With respect to any Third-Party Claim for which Fortrea, on the one hand, and Labcorp, on the other hand, may have Liability under this Agreement or any of the other Transaction Documents, the Parties agree to cooperate reasonably and maintain a joint defense (in a manner that is intended to the maximum extent reasonably possible to preserve the attorney-client privilege, joint defense or other privilege or doctrine with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.
(b)    Certain Actions. Notwithstanding anything to the contrary set forth in this Article IV, Labcorp may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Business Transfer Time which relate to or arise out of the Fortrea Business, the Fortrea Assets or the Fortrea Liabilities and as to which a member of the Labcorp Group is also a plaintiff or named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the Fortrea Business, the Fortrea Assets or the Fortrea Liabilities); provided, however, that, (i) Labcorp defends or prosecutes, as applicable, such Actions in good faith, (ii) Labcorp reasonably consults with Fortrea on a regular basis with respect to strategy and developments with respect to any such Action, (iii) Fortrea will have the right to participate in (but not control) the defense or prosecution, as applicable, of such Action, and (iv) Labcorp must obtain the written consent of Fortrea, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if Labcorp is a defendant and such settlement, consent or judgment would require Fortrea to abandon its rights, change its business practices or incur any Liabilities with respect thereto or if Labcorp is a plaintiff and the resolution involves a judgment that is less than was being sought in respect of the Fortrea Business. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Labcorp and Fortrea will agree upon a reasonable allocation to Fortrea and Fortrea will be responsible for or receive, as the case may be, Fortrea’s proportionate share of any such compromise, settlement, consent or judgment attributable to the Fortrea Business, the Fortrea Assets or the Fortrea Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending same.
(c)    Reasonable Minimization of Losses. To the extent any remedial, corrective or other ameliorative action is required to be taken by an Indemnitee in respect of a matter that is the subject of an indemnification claim hereunder, the Indemnitee will only be entitled for indemnification in respect of those actions that would be necessary to perform the minimum necessary remediation, correction or amelioration to remedy the breach or Liability, as the case may be, at the lowest reasonable cost.

(d)    Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article IV will not be affected.
(e)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
Section 4.07    Right of Contribution.
(a)Contribution. If any right of indemnification contained in Section 4.02 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.
(b)Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.07: (i) any fault associated with the business conducted with the Delayed Fortrea Assets or Delayed Fortrea Liabilities (except for the gross negligence or intentional misconduct of a member of the Labcorp Group) or with the ownership, operation or activities of the Fortrea Business prior to the Effective Time shall be deemed to be the fault of Fortrea and the other members of the Fortrea Group, and no such fault shall be deemed to be the fault of Labcorp or any other member of the Labcorp Group; (ii) any fault associated with the business conducted with Delayed Labcorp Assets or Delayed Labcorp Liabilities (except for the gross negligence or intentional misconduct of a member of the Fortrea Group) shall be deemed to be the fault of Labcorp and the other members of the Labcorp Group, and no such fault shall be deemed to be the fault of Fortrea or any other member of the Fortrea Group; and (iii) any fault associated with the ownership, operation or activities of the Retained Business prior to the Effective Time shall be deemed to be the fault of Labcorp and the other members of the Labcorp Group, and no such fault shall be deemed to be the fault of Fortrea or any other member of the Fortrea Group.
Section 4.08    Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Fortrea Liabilities by Fortrea or a member of the Fortrea Group on the terms and conditions set forth in this Agreement and the other Transaction Documents is void or unenforceable for any reason; (b) the retention of any Labcorp Liabilities by Labcorp or a member of the Labcorp Group on the terms and conditions set forth in this Agreement and the other Transaction Documents is void or unenforceable for any reason or (c) the provisions of this Article IV are void or unenforceable for any reason.
Section 4.09    Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
Section 4.10    Survival of Indemnities. The rights and obligations of each of Labcorp and Fortrea and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.
ARTICLE V.
DISPUTE RESOLUTION
Section 5.01    Post-Distribution Steering Committee.
(a)Prior to the Effective Time, the Parties shall establish a transition committee (the “Post-Distribution Steering Committee”) that shall consist of an equal number of members from Labcorp and Fortrea. The Post-Distribution Steering Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any other Transaction Documents. The Post-Distribution Steering Committee shall have the authority to (i) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Transaction Documents, with each such subcommittee comprised of one or more members of the Post-Distribution Steering Committee or one or more employees of either Party or any member of its respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Post-Distribution Steering Committee from time to time; (ii) delegate to any such subcommittee any of the powers of the Post-Distribution Steering Committee; (iii) combine, modify the scope of responsibility of, and disband any such subcommittee; and (iv) modify or reverse any such delegations. The Post-Distribution Steering Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 5.01(a), and may modify such procedures from time to time. All decisions by the Post-Distribution Steering Committee or any subcommittee thereof shall be effective only if mutually agreed by both Parties. The Parties shall use the procedures set forth in this Article V to resolve any matters as to which the Post-Distribution Steering Committee is not able to reach a decision.
(b)Subject to Section 5.04, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any other Transaction Documents (including regarding whether any Assets are Fortrea Assets or Labcorp Assets, any Liabilities are Fortrea Liabilities or Labcorp Liabilities or the validity, interpretation, breach or termination of this Agreement or any other Transaction Documents) (a “Dispute”), shall provide written notice thereof to the Post-Distribution Steering Committee (the “Initial Notice”). Following the delivery of the Initial Notice, the Post-Distribution Steering Committee shall attempt to resolve the Dispute through the procedures it is empowered to adopt in accordance with Section 5.01(a). If the Post-Distribution Steering Committee is unable for any reason to resolve a Dispute within 30 days after the delivery of the Initial Notice, the Parties shall enter into good-faith negotiations in accordance with Section 5.02 and Section 5.03.
Section 5.02    CEO Negotiation. If any Dispute is not resolved pursuant to Section 5.01, the Post-Distribution Steering Committee shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within 30 days of receipt of a CEO Negotiation Request, and such 30-day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to mediation in accordance with Section 5.03.
Section 5.03    Mediation. In the event that a Dispute has not been resolved within 30 days of the receipt of a CEO Negotiation Request in accordance with Section 5.02, or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Mediation Request”), be submitted to mandatory mediation in accordance with the International Institute for Conflict Prevention & Resolution (“CPR”) Mediation Procedure (the “Procedure”) then in effect, except as modified herein. The mediation shall be held in (i) North Carolina, if the Parties each maintain corporate headquarters in North Carolina at the time a Mediation Request is submitted, (ii) New York City, New York, or (iii) such other place as the Parties may mutually agree in writing. The parties shall have 15 days from receipt of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within 15 days of receipt of a Mediation Request, then any Party may request (on written notice to the other Party) that CPR appoint a mediator in accordance with the Procedure. If the Dispute has not been resolved within 30 days of the appointment of a mediator, or within such longer period as the Parties may agree to in writing, either Party may commence litigation in accordance with Section 7.03; provided, however, that, if one Party fails to participate in the mediation, the other Party may commence litigation in accordance with Section 7.03 prior to the expiration of the time periods set forth above.
Section 5.04    Litigation. Notwithstanding the foregoing provisions of this Article V, a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 5.01, Section 5.02, and Section 5.03 if such action is reasonably necessary to avoid irreparable damage.
Section 5.05    Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Transaction Document to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article V, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VI.
TERMINATION
Section 6.01    Termination. This Agreement and any other Transaction Document or Transfer Document may be terminated by the Labcorp Board in its sole and absolute discretion at any time prior to the Distribution.
Section 6.02    Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, no Party (or any member of its Group or any of its or their respective directors or officers) will have any Liability or further obligation to any other Party (or any member of its Group) with respect to this Agreement or such Transaction Document or Transfer Document.
ARTICLE VII.
MISCELLANEOUS
Section 7.01    Expenses. Except as otherwise provided in this Agreement or any of the other Transaction Documents or as set forth on Schedule 7.01, all fees and expenses incurred in connection with the transactions contemplated hereby and thereby will be paid by the Party incurring such fees or expenses.
Section 7.02    Entire Agreement. This Agreement, the other Transaction Documents, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, together constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. If there is a conflict between any provision of this Agreement and a provision of any other Transaction Document, the provision of this Agreement will control unless specifically provided otherwise in this Agreement.
Section 7.03    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.
Section 7.04    Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) upon transmission, if sent by email with confirmation of receipt, (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:
(i)    if to Labcorp:
Laboratory Corporation of America Holdings
358 South Main Street
Burlington, North Carolina 27215
Attention:    Sandra D. van der Vaart
    General Counsel
Email:

(ii)     If to Fortrea:
Fortrea Holdings Inc.
8 Moore Drive
Durham, NC 27709
Attention:     Stillman Hanson
    General Counsel
Email:
or to such other address(es) as may be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 7.04.
Section 7.05    Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver, as the case may be, is in writing and signed, in the case of an amendment, by the Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.
(b)    No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.
(c)    Notwithstanding anything to the contrary in this Agreement, Exhibit A to this Agreement, describing the Internal Restructuring, may be amended at any time prior to the Distribution by Labcorp in its sole discretion.
Section 7.06    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on Third Parties (including any employees of any member of the Labcorp Group or the Fortrea Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.
Section 7.07    Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided that (a) such Person agrees in writing to be bound by the terms and conditions contained in this Agreement and (b) such assignment or delegation will not relieve any Party of its indemnification obligations or other obligations under this Agreement. Any attempted assignment or delegation in contravention of the foregoing will be void.
Section 7.08    Conflict with another Transaction Document; Tax Matters; Priority of Agreements.
(a)Other than with respect to Tax matters and any matters addressed by the Tax Matters Agreement, if there is any conflict between this Agreement and another Transaction Document, each of this Agreement and the other Transaction Document is to be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, this Agreement shall prevail and control.
(b)Except as otherwise expressly provided herein, this Agreement will not govern Tax matters (including any administrative, procedural and related matters thereto), which will be exclusively governed by the Tax Matters Agreement. In the case of any conflict between this Agreement and the Tax Matters Agreement, in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement will prevail.
Section 7.09    Rules of Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Schedules will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. References in this Agreement to any document, instrument or agreement (including this Agreement) includes and incorporates all exhibits, disclosure letters, schedules and other attachments thereto. Unless the context otherwise requires, any references to an “Exhibit,” “Section” or “Article” will be to an Exhibit, Section or Article to or of this Agreement, and will be deemed to include any provisions or matters set forth in any corresponding schedule or section of the Schedules. The use of the words “include” or “including” in this Agreement or the Schedules will be deemed to be followed by the words “without limitation.” The use of the word “covenant” will mean “covenant and agreement.” The use of the words “or,” “either” or “any” will not be exclusive. Days mean calendar days unless specified as Business Days. References to statutes will include all regulations promulgated thereunder, and references to statutes or regulations will be construed to include all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation as of the date hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any other Transaction Document, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.
Section 7.10    Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.
Section 7.11    Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.
Section 7.12    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party further agrees that no other Party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and will not contest the appropriateness of specific performance as a remedy.
Section 7.13    Performance. Labcorp will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the Labcorp Group. Fortrea will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Transaction Document to be performed by any member of the Fortrea Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any other applicable Transaction Document to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.
Section 7.14    Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any other Transaction Document for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use Commercially Reasonable Efforts to remove any such causes and resume performance under this Agreement and the other Transaction Documents, as applicable, as soon as reasonably practicable.
Section 7.1Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither Fortrea or any member of the Fortrea Group, on the one hand, nor Labcorp or any member of the Labcorp Group, on the other hand, shall be liable under this Agreement to the other for any indirect, incidental, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).
ARTICLE VIII.
DEFINITIONS
For purposes of this Agreement, the following terms, when utilized in an initial capitalized form, will have the following meanings:
“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, sanction, summons, demand, subpoena, examination, citation, audit, review or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, (a) Affiliates of Labcorp will include Fortrea and the Fortrea Entities prior to the Distribution, and (b) Affiliates of Fortrea will include the Fortrea Entities after the Distribution.
“Agreement” has the meaning set forth in the preamble.
“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.
“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other Third Parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.
“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.
“Business Transfer Time” has the meaning set forth in Section 1.01(a).
“CDLS Agreement” means that certain Master Services Agreement (Clinical Development and Laboratory Services), dated May 1, 2023, among Labcorp Central Laboratory Services LP, Labcorp Central Laboratory Services SÀRL and Fortrea Inc.
“CEO Negotiation Request” has the meaning set forth in Section 5.02.
“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgment, it being understood and agreed that such efforts will include the exertion of efforts and utilization of resources that would be used by such Party in support of one of its own wholly owned businesses. “Commercially Reasonable Efforts” will not require a Party (a) to make payments to unaffiliated Third Parties (except as set forth in this Agreement), to incur non-de minimis Liabilities to unaffiliated Third Parties or to grant any non-de minimis concessions or accommodations unless the other Party agrees to reimburse and make whole such Party to its reasonable satisfaction for such Liabilities, concessions or accommodations requested to be made by the other Party (such reimbursement and make whole to be made promptly after the determination thereof following the Distribution or, with respect to items incurred after the Distribution, promptly thereafter), (b) to violate any Law, or (c) to initiate any litigation or arbitration.
“Controller” means the natural or legal person, public authority, agency or other body which, alone or jointly with others, determines the purposes and means of the Processing of Personal Data.
“Contract” means any contract, agreement, lease, sublease, license, sales order, purchase order, loan, credit agreement, bond, debenture, note, mortgage, indenture, guarantee, undertaking, instrument, arrangement, course of dealing, understanding or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.
“Convey” has the meaning set forth in Section 1.01(c)(i). Variants of this term such as “Conveyance” will have correlative meanings.
“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”
“Covered Policies” has the meaning set forth in Section 3.05(b).
“CPR” has the meaning set forth in Section 3.05(b).
“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions, variants, mutations or worsening thereof or related or associated epidemics, pandemics or disease outbreaks (including any subsequent waves).
“CPR” has the meaning set forth in Section 5.03.
“Damages” means all assessments, losses, damages, costs, expenses, Liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, accountants and other agents or representatives of such Person, but specifically excluding any amount based on or taking into account the use of any Fortrea Asset other than its use as of the Distribution Date.
“Data Processing Agreement” has the meaning set forth in Section 3.03(d)(i)(B).
“Data Protection Laws” means the relevant national applicable Laws that apply to Personal Data, including without limitation, the European Data Protection Laws, the U.S.

Data Protection Laws and all equivalent, comparable or applicable state privacy, security and data breach notification applicable Laws that apply to Personal Data.
“Data Subject” means an identified or identifiable natural person to whom Personal Data relates.
“Delayed Labcorp Asset” has the meaning set forth in Section 1.05(h).
“Delayed Labcorp Liability” has the meaning set forth in Section 1.05(h).
“Delayed Fortrea Asset” has the meaning set forth in Section 1.05(c).
“Delayed Fortrea Liability” has the meaning set forth in Section 1.05(c).
“Designs” has the meaning set forth in the definition of “Intellectual Property.
“Disclosure Document” means any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case that describes the Fortrea Transfer, the Separation or the Distribution or the Fortrea Group or primarily relates to the transactions contemplated hereby.
“Dispute” has the meaning set forth in Section 5.01(b).
“Distribution” has the meaning set forth in the recitals.
“Distribution Agent” shall mean the trust company or bank duly appointed by Labcorp to act as distribution agent, transfer agent and registrar for the Fortrea Common Stock in connection with the Distribution.
“Distribution Date” means, the date selected by the Labcorp Board or its designee for the distribution of Fortrea Common Stock to Labcorp’s stockholders in connection with the Distribution.
“Distribution Ratio” means the number of shares of Fortrea Common Stock to be distributed in respect of each share of Labcorp Common Stock in the Distribution, which ratio will be determined by the Labcorp Board prior to the Record Date.
“Domain Name” has the meaning set forth in the definition of “Intellectual Property.”
“Effective Time” means the time established by Labcorp as the effective time of the Distribution, New York time, on the Distribution Date.
“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, between Labcorp and Fortrea, as amended or modified from time to time in accordance with its terms.
“Environmental Claim” means any Action by any Person alleging or that may reasonably be expected to result in Liability (including Liability for investigatory costs, cleanup costs, governmental oversight or response costs, natural resource damages, fines or penalties) for any Environmental Conditions or any noncompliance with or obligations under any Environmental Laws.
“Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water, ambient air or indoor air, or in any building materials, of any Hazardous Materials at a level at or exceeding the applicable standard or threshold under applicable Environmental Law or that otherwise requires investigation, remediation or other actions (including investigation, study, health or risk assessment, monitoring, removal, treatment, transport or response action) under any applicable Environmental Laws.
“Environmental Laws” means all Laws of any Governmental Authority, including common law, that relate to the protection of the environment and natural resources (including ambient or indoor air, surface water, ground water, land surface or subsurface strata) or the effect of the environment or Hazardous Materials on human health and safety, including Laws or any other binding legal obligations in effect now or in the future relating to the Release of Hazardous Materials, or otherwise relating to the generation, manufacture, sale, distribution, import, labeling, treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to any Hazardous Materials.
“ETE Agreement” means that certain Master Services Agreement (End-to-End Collaboration Services), dated May 1, 2023, between Labcorp and Fortrea Inc.
“EU Standard Contractual Clauses” means the standard data protection clauses for the transfer of Personal Data to third countries pursuant to the GDPR, as provided in the EU Commission Implementing Decision 2021/914 of 4 June 2021, and as amended, supplemented or replaced by the EU Commission from time to time.
“European Data Protection Laws” means the GDPR, the EU e-Privacy Directive (i.e., Directive 2002/58/EC) as amended in 2009 by Directive 2009/136/EC, and its national implementing laws, the UK Data Protection Act 2018, the GDPR as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, as amended (including by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019) (“UK GDPR”) and the Swiss Federal Act on Data Protection (“FADP”), and any other applicable Laws or regulations relating to data protection or the Processing of Personal Data or privacy, in each case, including any regulations under such legislation, as amended, supplemented or replaced from time to time.
“Exchange Act” means the Securities Exchange Act of 1934.
“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics (including COVID-19 and Pandemic Measures), war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.
“Form 10” means the registration statement on Form 10 filed by Fortrea with the SEC to effect the registration of Fortrea Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time, including any amendment or supplement thereto.
“Fortrea” has the meaning set forth in the preamble.
“Fortrea Accounts” has the meaning set forth in Section 1.10(a).
“Fortrea Assets” has the meaning set forth in Section 1.03(a).
“Fortrea Books and Records” has the meaning set forth in Section 1.03(a)(vii).
“Fortrea Business” means the Clinical Development and Commercialization Services business of Labcorp, which consists of the following operating segments of Labcorp: Global Clinical Development, Clinical Pharmacology, Periapproval & Commercialization Services and endpoint (which provides software applications that support clinical trials with site, study, subject and clinical supply management solutions), in each case, as conducted immediately prior to the Distribution Date directly or indirectly by the Labcorp Group and the Fortrea Group.
“Fortrea Common Stock” has the meaning set forth in the recitals.
“Fortrea Contracts” means all contracts, commitments, leases and other agreements to which a member of the Labcorp Group or the Fortrea Group is a party and that relate exclusively to the Fortrea Business.
“Fortrea Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Labcorp that will be members of the Fortrea Group as of immediately prior to the Effective Time.
“Fortrea Employee” has the meaning set forth in the Employee Matters Agreement.
“Fortrea Entities” has the meaning set forth in Section 1.03(a)(iii).
“Fortrea Equity Interests” has the meaning set forth in Section 1.03(a)(iii).
“Fortrea Facilities” has the meaning set forth in Section 1.03(a)(ii).
“Fortrea Financing Arrangements” has the meaning set forth in Section 1.12(a).
“Fortrea Group” means Fortrea and each of its Subsidiaries, which will be deemed to include the Fortrea Entities.
“Fortrea Indemnified Parties” has the meaning set forth in Section 4.03(b).
“Fortrea IP Assets” has the meaning set forth in Section 1.03(a)(vi).
“Fortrea Liabilities” has the meaning set forth in Section 1.04(a).

“Fortrea Names and Marks” means the Names and Marks owned, held or licensed by Labcorp or any of its Subsidiaries immediately prior to the Distribution and exclusively used or held for exclusive use in the Fortrea Business, including those listed on Schedule 8.02 (Fortrea Names and Marks), either alone or in combination with other words or elements, and all Names and Marks that are confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.
“Fortrea Software” has the meaning set forth in Section 1.03(a)(viii).
“Fortrea Transfer” has the meaning set forth in the recitals.
“GDPR” means the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the Processing of Personal Data and on the free movement of such data and repealing Directive 95/46/EC, as amended, replaced or superseded from time to time.
“Governmental Authority” means any federal, state, local, provincial, foreign or international court, tribunal, judicial or arbitral body, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or any national securities exchange.
“Governmental Permits” means any licenses, registrations, permits, Orders, clearances, or other authorizations of any Governmental Authority.
“Group” means the Labcorp Group or the Fortrea Group, as the context requires.
“Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, asbestos and asbestos containing materials, petroleum and petroleum products or any fraction thereof, or any other substance or material, in each case, that is defined by, regulated by, or may form the basis for liability under any Environmental Laws.
“Indemnification Dispute Period” has the meaning set forth in Section 4.04(a).
“Indemnifying Party” has the meaning set forth in Section 4.04(a).
“Indemnitee” has the meaning set forth in Section 4.04(a).
“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, forecasts, budgets, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, recipes, techniques, designs, specifications, processes, procedures, policies, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos, manuals and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.
“Information Statement” means the Information Statement, attached as an exhibit to the Form 10, to be sent or otherwise made available to each of Labcorp’s stockholders in connection with the Distribution, as such Information Statement may be amended or supplemented from time to time.
“Initial Notice” has the meaning set forth in Section 5.01(b).
“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) patents, patent applications, inventors’ certificates, utility models, statutory invention registrations, and other indicia of ownership of an invention, discovery or improvement issued by any Governmental Authority, including reissues, divisionals, continuations, continuations-in-part, extensions, reexaminations and other pre-grant and post-grant forms of the foregoing (collectively, “Patents”), (b) trademarks, service marks, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill recognized by any Governmental Authority, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), and Internet domain names and associated uniform resource locators (collectively, “Domain Names”), (c) copyrights, whether in published and unpublished works of authorship, registrations, applications, renewals and extensions therefor, mask works, and any and all similar rights recognized in a work of authorship by a Governmental Authority (collectively, “Copyrights”), (d) any trade secret rights in any inventions, discoveries, improvements, trade secrets and all other confidential or proprietary Information (including know-how, data, formulas, processes and procedures, research records, records of inventions, test information, and market surveys), and all rights to limit the use or disclosure thereof (collectively, “Trade Secrets”), (e) registered and unregistered design rights (collectively, “Designs”), (f) rights of privacy and publicity, and (g) any and all other intellectual or industrial property rights recognized by any Governmental Authority under the Laws of any country throughout the world.
“Intended Tax Treatment” shall mean (i) the qualification of the Fortrea Transfer (including Labcorp’s receipt of Fortrea Common Stock and the Special Cash Payment) and the Distribution, taken together, as a reorganization described in Sections 368(a)(1)(D) and 355 of the Code, (ii) the qualification of the Distribution as a transaction in which the Fortrea Common Stock distributed to holders of Labcorp Common Stock is “qualified property” for purposes of Section 355(c) and Section 361(c) of the Code (and neither Section 355(d) nor Section 355(e) of the Code causes such stock to be treated as other than “qualified property” for such purposes), (iii) the nonrecognition of income, gain, or loss by Labcorp, Fortrea, and holders of Labcorp Common Stock on the Fortrea Transfer and the Distribution under Sections 355, 361, and 1032 of the Code (except with respect to any cash received in lieu of fractional Fortrea Common Stock), other than, in the case of Labcorp and Fortrea, any intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated under Section 1502 of the Code, and (iv) the qualification of each of the transactions identified on Schedule A to the Tax Matters Agreement for the tax treatment specified for such transaction therein under applicable Tax Law. The term “Intended Tax Treatment” shall, as applicable, also include the qualification of each transaction described in clauses (i)-(iv) above under comparable provisions of state or local Tax Law, or, in the case of clause (iv), non-U.S. Tax Law.
“Intercompany Accounts” has the meaning set forth in Section 1.08(b).
“Internal Restructuring” means the internal reorganization of the Fortrea Business, as set forth in Exhibit A, as amended or modified at any time prior to the Distribution by Labcorp in its sole discretion.

“Labcorp” has the meaning set forth in the preamble.
“Labcorp Accounts” has the meaning set forth in Section 1.10(a).
“Labcorp Assets” has the meaning set forth in Section 1.03(b).
“Labcorp Board” has the meaning set forth in the recitals.
“Labcorp Common Stock” means the common stock, par value $0.10 per share, of Labcorp.
“Labcorp Group” means Labcorp and each of its Subsidiaries, but excluding any member of the Fortrea Group.
“Labcorp Indemnified Parties” has the meaning set forth in Section 4.02(a).
“Labcorp IP Assets” means (a) all IP addresses and any other codes or numbers that contain Labcorp identifiers and (b) the Intellectual Property set forth on Schedule 1.03(b)(ii).
“Labcorp Liabilities” has the meaning set forth in Section 1.04(b).
“Labcorp Names and Marks” means the Names and Marks owned, held or licensed by Labcorp or any of its Subsidiaries immediately prior to the Distribution, including those listed on Schedule 8.01 (Labcorp Names and Marks), other than the Fortrea Names and Marks, either alone or in combination with other words or elements, and all Names and Marks confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.
“Labcorp Plans” has the meaning set forth in the Employee Matters Agreement.
“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order or Governmental Permit issued by, a Governmental Authority.
“Liabilities” means all debts, liabilities, guarantees, assurances and commitments, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.
“Licensed Fortrea IP” means the Intellectual Property and Software set forth on Schedule 8.03 (Licensed Fortrea IP).
“Licensed Labcorp IP” means the Intellectual Property and Software set forth on Schedule 8.04 (Licensed Labcorp IP) and all reissues, divisionals, continuations, continuations-in-part, extensions, reexaminations and other pre-grant and post-grant forms of any Patents set forth on Schedule 8.04 (Licensed Labcorp IP).
“Mediation Request” has the meaning set forth in Section 5.03.

“NASDAQ” means the Nasdaq Stock Market LLC.
“Names and Marks” means Trademarks, monograms, Domain Names and other source or business identifiers.
“Notice Period” has the meaning set forth in Section 4.05(a).
“Order” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.
“Pandemic Measures” shall mean any quarantine, “shelter in place,” stay at home,” workforce reduction, social distancing, shut down, closure, sequester, immunization requirement, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a pandemic, including COVID-19.
“Parties” has the meaning set forth in the preamble.
“Patents” has the meaning set forth in the definition of “Intellectual Property.”
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity or organization or a Governmental Authority.
“Personal Data” means information relating to an identified or identifiable natural person (‘data subject’); an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.
“Post-Distribution Steering Committee” has the meaning set forth in Section 5.01(a).
“PRE Agreement” means that certain Master Services Agreement (Patient Recruitment and Engagement), dated May 1, 2023, between Labcorp and Fortrea Inc.
“Privileged Business Communications” has the meaning set forth in Section 3.05(b).
“Privileged Communications” has the meaning set forth in Section 3.06(a).
“Privileged Transaction Communications” has the meaning set forth in Section 3.06(a).
“Procedure” has the meaning set forth in Section 5.03.
“Process” or “Processing” means any operation or set of operations that are performed on Personal Data or on sets of Personal Data, whether or not by automated means (e.g., collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction). “Processed” has a correlative meaning.
“Processor” means a natural or legal person, public authority, agency or other body which Processes Personal Data on behalf of the Controller.
“PSDP Agreement” means that certain Patient and Site Data/Pharmacuity Agreement, dated May 1, 2023, among Labcorp Central Laboratory Services LP, Labcorp Central Laboratory Services SÀRL and Fortrea Inc.
“Real Property Interests” means all interests in real property, including improvements, structures and fixtures located thereon, of whatever nature, including easements and mineral, oil and gas rights, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.
“Record Date” means the close of business on the date to be determined by the Labcorp Board as the record date for determining stockholders of Labcorp entitled to receive shares of Fortrea Common Stock in the Distribution.
“Record Holders” means the holders of record of Labcorp Common Stock as of the close of business on the Record Date.
“Registered Intellectual Property” means any and all Copyright registrations or applications for registration, Design registrations or applications for registration, Patents, Trademark registrations or applications for registration, and Domain Name registrations.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).
“Representatives” means with respect to any Person, such Person’s and any of its Subsidiaries’ officers, employees, agents, advisors, directors, consultants and other representatives.
“Retained Business” means any business now, previously or hereafter conducted by Labcorp or any of its Subsidiaries other than the Fortrea Business.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Security Interest” means, whether arising under any Contract or otherwise, any mortgage, security interest, pledge, lien, charge, claim, option to purchase or lease, indenture, right to acquire, right of first offer or refusal, deed of trust, licenses to Third Parties, leases to Third Parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, title defect, restriction on transfer or other encumbrance and other restrictions, conditions or limitations on the ownership, possession or use of any real, personal, tangible or intangible property.
“Segregated Account” has the meaning set forth in Section 1.12(c).
“Separation” has the meaning set forth in the recitals.

“Shared Contract” has the meaning set forth in Section 1.07.
“Shared Information” means (a) all Information provided by any member of the Fortrea Group to a member of the Labcorp Group prior to the Business Transfer Time, (b) any Information in the possession or under the control of such respective Group that relates to the operation of the Fortrea Business prior to the Distribution and that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities or Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any other Transaction Document, or (iv) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing Retained Business or the Fortrea Business, as the case may be, and (c) any Information that is reasonably necessary for the conduct of the Fortrea Business (except for any information relating to performance ratings or assessments of employees of the Labcorp Group and Fortrea Employees (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)).
“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (iv) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (v) specifications and documentation, including user manuals and other training documentation, relating to any of the foregoing.
“Special Cash Amount” has the meaning set forth in Section 1.12(a).
“Special Cash Payment” has the meaning set forth in Section 1.12(b).
“Stock Issuance” has the meaning set forth in Section 1.12(b)(i).
“Sub-Processor” means a third party data processor engaged by the Processor for the purpose of Processing Personal Data on behalf of the Controller.
“Straddle Period” has the meaning set forth in Section 1.13.
“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect a majority of the Board of Directors or other governing body or (b) if there are no such voting interests, more than 50% of the equity interests therein.
“Swiss Standard Contractual Clauses” means the adaptations of the EU Standard Contractual Clauses as approved by the Swiss Data Protection and

Information Commissioner, including the necessary adaptations to ensure compliance with Swiss data protection law.
“Tangible Information” means information that is contained in written, electronic or other tangible forms.
“Tax” shall have the meaning set forth in the Tax Matters Agreement.
“Tax Matters Agreement” means the Tax Matters Agreement entered into by Labcorp and Fortrea on the date hereof, as amended or modified from time to time in accordance with its terms.
“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.
“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.
“Third-Party Claim” has the meaning set forth in Section 4.04(a).
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”
“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”
“Transaction Documents” means, collectively, this Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement, the Data Processing Agreement(s), CDLS Agreement, ETE Agreement, PRE Agreement and PSDP Agreement and any other documents required to be delivered by a Person under any of the foregoing documents.
“Transfer Documents” has the meaning set forth in Section 1.01(d).
“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between Labcorp and Fortrea, as amended or modified from time to time in accordance with its terms.
“UK Standard Contractual Clauses” means the UK international data transfer addendum to the European Commission’s standard contractual clauses for international data transfers issued by the Information Commissioner on March 21, 2022, as amended, replaced or superseded from time to time.
“Unreleased Labcorp Liability” has the meaning set forth in Section 1.06(b)(ii).
“Unreleased Fortrea Liability” has the meaning set forth in Section 1.06(a)(ii).
“U.S. Data Protection Laws” means all applicable Laws of any U.S. jurisdiction related to data privacy, security and breach notification including without limitation, HIPAA, as amended, replaced or superseded from time to time.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.
LABORATORY CORPORATION OF AMERICA HOLDINGS

By: /s/ Sandra van der Vaart
Name:     Sandra van der Vaart
Title: President and Secretary

FORTREA HOLDINGS INC.

By: /s/ Glenn Eisenberg
Name:     Glenn Eisenberg
Title: Executive Vice President

[Signature Page to Separation and Distribution Agreement]